Exhibit 10.01
ACCOUNT PURCHASE AGREEMENT
This Agreement is dated as of April 21, 2009 between Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, a national association (“WFBC”), and Martin Marietta Materials, Inc., a North Carolina corporation (the “Customer”). The Customer and WFBC agree as follows:
Article 1.
Purpose of Agreement
1.01 Purpose of Agreement. The Customer desires to sell, assign and transfer to WFBC, on a fully serviced basis, an undivided ownership interest in all of the Customer’s right, title and interest in certain of its Accounts, all Related Rights with respect thereto and all proceeds of the foregoing and WFBC desires to purchase such undivided ownership interest in all of the Customer’s right, title and interest in such Accounts, all Related Rights with respect thereto and all proceeds of the foregoing on the terms and conditions set forth herein. The purchase of accounts hereunder shall be full recourse as provided herein and shall be on a non-notification of assignment basis. The purpose of this Agreement is commercial in nature and not for household, family and/or personal use. Terms which are not defined herein shall have the meaning set forth in the Uniform Commercial Code as adopted in the State of New York, to the extent defined therein. The Customer acknowledges and agrees that WFBC has not made any representations or warranties concerning the tax, accounting or legal characteristics of the transaction set forth herein and in the Transaction Agreements and that the Customer has obtained and relied upon such tax, accounting and legal advice from its own experts concerning such transaction as it deems appropriate.
Article 2.
Definitions
2.01 “Acceptable Account” means an Account, in an amount equal to the aggregate face amount of such Account, net of any credits or allowances of any nature, which (a) conforms to the representations, warranties and terms set forth herein and (b) is not an Unacceptable Account as defined below.
2.02 “Account” means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of the Customer’s business which is not evidenced by an instrument or chattel paper.
2.03 “Account Debtor” means the Customer’s customer or any other Person owing money to the Customer with respect to an Account.
2.04 “Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls another Person (a “Controlling Person”) or (b) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.05 “Agreement” means this Account Purchase Agreement.
2.06 “Assigned Interest” shall have the meaning set forth in Section 12.01(b)(vi).
2.07 “Assignee” shall have the meaning set forth in Section 12.01(b)(i).
2.08 “Assignment and Schedule of Accounts” means the Assignment and Schedule of Accounts, a form of which is attached hereto as Exhibit A, as the same may be revised from time to time by WFBC in its commercially reasonable sole discretion.
2.09 “Bank of America Lockbox” means the lockbox established under the Bank of America Lockbox Agreement.
2.10 “Bank of America Lockbox Agreement” means the Deposit Account Control Agreement by and among the Customer, WFBC and Bank of America, N.A., dated as of April 21, 2009.
2.11 “Bank of America Lockbox Account” means the Customer’s account number 3751585282, ABA number 111000012, maintained at Bank of America, N.A., together with all other deposit accounts which are subject to the Bank of America Lockbox Agreement.
2.12 “Business Day” means a day on which the Federal Reserve Bank of New York is open for business.
2.13 “Change of Control” means the occurrence of any of the following events:
     (a) Any Person or “group” (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired (1) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Customer or (2) 35% or more of the outstanding voting power of all of the capital stock of the Customer entitled to vote generally in the election of directors; or
     (b) During any two-year period, individuals who at the beginning of such period constituted the board of directors of the Customer (together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of the Customer was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.
2.14 “Chase Lockbox” means the lockbox established under the Chase Lockbox Agreement.
2.15 “Chase Lockbox Agreement” means the Blocked Account Control Agreement by and among the Customer, WFBC and JPMorgan Chase Bank, N.A., dated as of April 21, 2009.

2.16 “Chase Lockbox Account” means the Customer’s account number 5261376, ABA number 021000021, maintained at JPMorgan Chase Bank, N.A., together with all other deposit accounts which are subject to the Chase Lockbox Agreement.
2.17 “Closing Date” means April 21, 2009.
2.18 “Collateral” shall mean all of the following property whether now owned or existing or hereafter created or acquired or arising, or in which the Customer now has or hereafter acquires any rights, and wheresoever located: (a) all of the Purchased Accounts and the Related Rights; (b) all chattel paper (including electronic chattel paper) evidencing, arising out of or related to any Purchased Accounts or any Related Rights; (c) all commercial tort claims arising out of or related to any Purchased Accounts or any Related Rights; (d) all deposit accounts in which proceeds of any Purchased Accounts or any Related Rights are deposited or contained, including the Bank of America Lockbox Account, the Chase Lockbox Account and the Wachovia Lockbox Account; (e) in the case of all Related Rights consisting of goods, all accessions, accessories and attachments now or hereafter attached or affixed to or used in connection with any such goods; (f) all documents (including all warehouse receipts, bills of lading, other documents of title and other documents now or hereafter covering any goods) related to any Purchased Accounts or any Related Rights; (g) all general intangibles (including (i) payment intangibles, (ii) intellectual property, (iii) guaranty and indemnification claims, and (iv) all other choses in action, causes of action, actions, suits, and other legal proceedings of any kind) arising out of or related to any Purchased Accounts or any Related Rights; (h) all instruments, investment property, letters of credit and letter of credit rights, and supporting obligations, in each case to the extent evidencing, arising out of or related to any Purchased Accounts or any Related Rights; (i) all monies and other things of value contained in any Lockbox Account and any other blocked account, lockbox account or collateral account established with or for the benefit of WFBC, and all items in any Lockbox or any other lockbox related to any Purchased Accounts or any Related Rights; (j) all tangible and electronic books and records pertaining to any of the foregoing (including all mail and electronic mail); (k) all amendments, modifications, products, replacements, and substitutions to any of the foregoing; (l) all collateral subject to the Lien of any Related Document; and (m) all proceeds (including cash, insurance and condemnation proceeds) and products of any of the foregoing.
2.19 “Collections” means all cash collections and other cash proceeds of the Purchased Accounts including all cash proceeds of Related Rights and all recoveries and all collections deemed to be proceeds of the Purchased Accounts and Related Rights.
2.20 “Collections Account” means WFBC’s account number 6355033300, ABA number 121000248, maintained at Wells Fargo Bank, N.A. or such other account which is designated in writing by notice to Customer as WFBC’s Collections Account for the purposes hereof.
2.21 “Commercial Dispute” means the occurrence of any dispute, claim or offset, which, if adversely resolved, would preclude WFBC from realizing through payments from the applicable Account Debtor the Outstanding Balance of the affected Purchased Account.
2.22 “Consolidated Debt” means at any date the Debt of the Customer and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

2.23 “Confidential Information” shall have the meaning set forth in Section 12.17.
2.24 “Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) consolidated interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) depletion expense, (f) stock based compensation expense and (g) any non-cash losses or expenses from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Customer, and minus (x) consolidated interest income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Customer, in each case determined on a consolidated basis for the Customer and its Subsidiaries in accordance with generally accepted accounting principles and in the case of items (a) through (g) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Customer or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.
2.25 “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Customer in its consolidated financial statements if such statements were prepared as of such date.
2.26 “Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 24, 2008, among the Customer, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders party thereto.
2.27 “Credit and Collection Policy” means the Customer’s credit, collection and administration procedures relating to the Accounts (including the Purchased Accounts) and the Related Rights, applied consistent with past practices of the Customer in effect on the date hereof, as such procedures may be amended in compliance with Section 7.03.
2.28 “Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, bank guarantee or similar instrument which remain unpaid for two Business Days, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person provided that the amount of such Debt which is not otherwise an obligation of such Person shall be deemed to be the fair market value of such asset and (g) all Debt of others guaranteed by such Person.
2.29 “Disbursement Account” shall have the meaning set forth in Section 3.02(c).
2.30 “Dispute Amount” shall have the meaning set forth in Section 7.02.

2.31 “Eligible Institution” means any commercial bank having total assets in excess of $3,000,000,000 (or the equivalent amount in the local currency of such bank) as determined by WFBC based on the most recent publicly available financial statements of such bank.
2.32 “Event of Termination” shall have the meaning set forth in Article 10.
2.33 “Facility Fee” shall have the meaning set forth in Section 3.04(d).
2.34 “Facility Maximum” means the lesser of (a) $175,000,000 or (b) the sum of the WFBC Commitment plus the Other Commitment.
2.35 “Final Termination Date” shall have the meaning set forth in Section 12.26.
2.36 “Former Plan” means any employee benefit plan in respect of which the Customer or a Subsidiary has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.
2.37 “Indemnified Liabilities” shall have the meaning set forth in Section 12.07(a).
2.38 “Indemnitees” shall have the meaning set forth in Section 12.07(a).
2.39 “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
2.40 “Insolvency Proceeding” means any proceeding under Title 11 of the United States Code or under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), any proceeding instituted by or against a Person seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or any proceeding seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for its or a substantial part of its property.
2.41 “Leverage Ratio” means, at any date, the ratio of (a) Consolidated Debt at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.
2.42 “LIBOR” means, as of a selected date, the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR

100% – LIBOR Reserve Percentage
     (a) “Base LIBOR” means the rate per annum for United States dollar deposits generally quoted by WFBC to its commercial customers as the London Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by WFBC for the purpose of calculating effective rates of interest for loans making reference to the One Month LIBOR, as the London Inter-Bank Market Offered Rate in effect from time to time.

     (b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by WFBC for expected changes in such reserve percentage during the term of this Agreement.
     (c) “One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.
The Customer understands and agrees that WFBC may base its quotation of the London Inter-Bank Market Offered Rate upon such offers or other market indicators of the London Inter-Bank Market as WFBC in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market. WFBC’s determination of LIBOR shall be conclusive, absent manifest error.
2.43 “Lien” means any security interest, mortgage, assignment (whether absolute or by way of security), tax lien or other lien (statutory or otherwise) or any other encumbrance of any kind or nature whatsoever.
2.44 “Lockbox” means the Bank of America Lockbox, the Chase Lockbox or the Wachovia Lockbox and “Lockboxes” means the Bank of America Lockbox, the Chase Lockbox and the Wachovia Lockbox.
2.45 “Lockbox Account” means the Bank of America Lockbox Account, the Chase Lockbox Account or the Wachovia Lockbox Account, and “Lockbox Accounts” means the Bank of America Lockbox Account, the Chase Lockbox Account and the Wachovia Lockbox Account.
2.46 “Lockbox Agreement” means the Bank of America Lockbox Agreement, the Chase Lockbox Agreement or the Wachovia Lockbox Agreement and “Lockbox Agreements” means the Bank of America Lockbox Agreement, the Chase Lockbox Agreement and the Wachovia Lockbox Agreement.
2.47 “Material Adverse Effect” means any effect upon the business, operations or financial condition of the Customer which, in the reasonable determination of WFBC, materially adversely affects (a) the interest of WFBC in the Purchased Accounts, the Related Rights or the Collateral, (b) the collectibility and enforceability of the Purchased Accounts, the Related Rights or the Collateral or WFBC’s rights thereunder or (c) the ability of the Customer to perform its obligations under this Agreement or any of the Transaction Agreements.
2.48 “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
2.49 “Net Change Amount” means the difference, if any, of (a) 90% of the aggregate Outstanding Balance of Purchased Accounts which are Acceptable Accounts on the last day of the applicable Settlement Period, minus (b) 90% of the aggregate Outstanding Balance of Purchased Accounts which are Acceptable Accounts on the last day of the Settlement Period immediately preceding the applicable Settlement Period. The percentage used in the preceding sentence may be adjusted by WFBC at anytime at WFBC’s commercially reasonable sole discretion. The Net Change Amount may be either positive or negative.

2.50 “Other Commitment” means $0.
2.51 “Other Taxes” shall have the meaning set forth in Section 12.20.
2.52 “Outstanding Balance” means, for any Account, the total amount due and payable by the Account Debtor for goods and/or services rendered by the Customer in respect of such Account, after reduction for any discounts, credits, rebates, allowances, reserves, incentives, penalties or other reductions or similar adjustments, as determined by WFBC in its commercially reasonable sole discretion.
2.53 “Participant” shall have the meaning set forth in Section 12.02.
2.54 “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
2.55 “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.
2.56 “Plan” means, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Customer or a Subsidiary is an “employer” as defined in Section 3(5) of ERISA.
2.57 “Purchase Limit” means the limit WFBC sets from time to time in its commercially reasonable sole discretion establishing the maximum gross face amount of Purchased Accounts which are approved as Acceptable Accounts at any given time owed by a particular Account Debtor.
2.58 “Purchased Account” and “Purchased Accounts” shall have the meanings set forth in Section 3.01(a).
2.59 “Purchased Amount” means, at any time, an amount equal to (a) the aggregate purchase price paid by WFBC for the Purchased Accounts and the Related Rights, minus (b) the aggregate amount paid to WFBC hereunder on account of Purchased Accounts and Related Rights, net of all fees, interest, expenses and costs hereunder, plus (c) all amounts which at any time must be returned for any reason to the Customer by WFBC.
2.60 “Records” means all tangible and electronic books, records, reports and other documents and information (including hard copies of all data maintained in databases of the Customer on tapes, disks and punch cards) maintained in respect of the Purchased Accounts, the Related Rights, the Collateral and the Account Debtors.
2.61 “Register” shall have the meaning set forth in Section 12.01(b)(vi).
2.62 “Related Document” means any agreement, document, exhibit, notice or other written communication to which the Customer is a party or which has at any time been delivered by or on behalf of the Customer to WFBC in connection with this Agreement.

2.63 “Related Rights” shall have the meaning set forth in Section 3.01.
2.64 “Related Security” means, with respect to the Purchased Accounts, (a) all Liens, and all property subject thereto, from time to time purporting to secure payment of any Purchased Account, including any security deposit, whether pursuant to any related agreement or otherwise; (b) all of Customer’s right, title and interest in, to and under all guarantees, indemnities, letters of credit, insurance policies (and proceeds and premium refunds thereof) and other agreements or arrangements of whatsoever character from time to time supporting or securing payment of any Purchased Account, whether pursuant to the related agreement or otherwise; (c) all related Records; and (d) all proceeds of or relating to the foregoing and any Purchased Account.
2.65 “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
2.66 “Replacement Servicer Fee” shall have the meaning set forth in Section 4.04.
2.67 “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 2615 or any successor regulation thereto.
2.68 “Repurchase Price” for any Purchased Account means the sum of (a) the lesser of (i) the Outstanding Balance of such Account and (ii) the Purchase Price of such Account, plus (b) the WFBC Discount Fee, plus (c) all fees, costs or expenses associated with the repurchase or collection of such Purchased Account.
2.69 “Servicer” shall have the meaning set forth in Section 4.01(a).
2.70 “Settlement Date” means, in respect of any Settlement Period, the fourth Business Day following the last day of such Settlement Period, and when referring to a particular Settlement Date herein, such Settlement Period may be referred to as the applicable Settlement Period.
2.71 “Settlement Period” means (a) from the date hereof to and including May 10, 2009, the period beginning on the date hereof to and including May 10, 2009, (b) thereafter, the fourteen (14) day period beginning on May 11, 2009 and each fourteen (14) day period thereafter beginning on the day following the last day of the immediately preceding Settlement Period; provided that (c) following an Event of Termination, WFBC may select the length of any Settlement Period which commences on or after the date on which such Event of Termination occurs; and (d) any Settlement Period which commences before an Event of Termination and would otherwise terminate after the date of such Event of Termination occurs shall end on the date such Event of Termination occurs.
2.72 “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
2.73 “Specified Acquisition” means any single acquisition by the Customer or a Subsidiary of the Customer of any Person (the “Target”) that (a) is in the same line or lines of business as the Customer or in the judgment of the Customer is related to such line or lines of business and (b) such Target’s board of directors have not objected to such acquisition.

2.74 “Specified Acquisition Notice” means a notice delivered by the Customer notifying the Administrative Agent (as defined in the Credit Agreement) and WFBC of the Specified Acquisition and stating that the conditions in clauses (a) and (b) of Section 7.12 have been satisfied.
2.75 “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Customer.
2.76 “Taxes” shall have the meaning set forth in Section 12.20.
2.77 “Termination Date” means the earliest of (a) April 20, 2012, (b) the date the Customer terminates this Agreement pursuant to Section 3.06, (c) the date on which an Event of Termination described in Section 10.01(f) occurs, or (d) during the continuation of an Event of Termination, the date on which WFBC exercises its right to cease purchasing Accounts.
2.78 “Transaction Agreements” means this Agreement, the Lockbox Agreements and any other agreement, instrument or document that WFBC and the Customer agree in writing is a Transaction Agreement.
2.79 “Unacceptable Account” means any Account which is not acceptable in WFBC’s commercially reasonable sole discretion including the following:
     (a) Accounts unpaid more than 90 days after the invoice date;
     (b) Accounts owed by any unit of any foreign government or the United States federal government (provided, however, that Unacceptable Accounts shall not include that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFBC that (i) WFBC has a first priority perfected security interest in such Accounts and (ii) such Accounts may be enforced by WFBC directly against such unit of government under all applicable laws);
     (c) Accounts not payable in United States dollars unless approved by WFBC in writing;
     (d) Any Account which is not an “account” or “payment intangible” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions;
     (e) Any Account which (i) does not arise under a contract or invoice which is in full force and effect, (ii) does not constitute the legal, valid and binding obligation of the related Account Debtor enforceable against such Account Debtor in accordance with its terms, (iii) is subject to a material counterclaim, a defense or a Lien (other than WFBC’s Lien), or (iv) is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

     (f) Any Account which arises under a contract or invoice which (i) does not contain an obligation to pay a specified sum of money or is subject to contingencies, (ii) requires the Account Debtor under such contract or invoice to consent to the transfer, sale or assignment of the rights to payment under such contract or invoice, (iii) limits or restricts the sale, transfer or assignment (whether absolutely or by way of security) of such contract or invoice, or (iv) contains a confidentiality provision that purports to restrict WFBC’s exercise of rights under this Agreement, including the right to review such contract or invoice;
     (g) Any Account which, in whole or in part, contravenes any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;
     (h) Unless WFBC agrees to the contrary in writing, Accounts owed by an Account Debtor which is located outside the United States or Canada;
     (i) Unless WFBC agrees to the contrary in writing, Accounts owed by an Account Debtor that is insolvent, the subject of an Insolvency Proceeding or has ceased doing business;
     (j) Accounts owed (i) by an owner or shareholder of the Customer owning, directly or indirectly, more than 5% of the Customer’s outstanding equity interests, or (ii) by a Subsidiary, Affiliate, officer or employee of the Customer;
     (k) Accounts not beneficially or legally owned by the Customer immediately prior to purchase by WFBC;
     (l) Accounts which represent indebtedness of an Account Debtor that constitutes an illegal, invalid or unenforceable obligation of such Account Debtor to pay the amount thereof on the maturity date stated therein;
     (m) Accounts which, upon purchase by WFBC, are not subject to a duly perfected Lien in WFBC’s favor or which are subject to any Lien in favor of any Person other than WFBC, including any payment or performance bond;
     (n) Accounts that have been restructured, extended, amended or modified;
     (o) That portion of Accounts that constitutes allowances, finance charges, service charges or excise taxes;
     (p) Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of such Accounts to WFBC;
     (q) Any Account which (i) does not satisfy in all material respects all applicable requirements of the Credit and Collection Policy or (ii) was not generated in the ordinary course of the Customer’s business;

     (r) Any Account as to which not all of the related invoices have been made available to WFBC in a form reasonably acceptable to WFBC, and which are not included in an Assignment and Schedule of Accounts acceptable to WFBC in its commercially reasonable sole discretion prior to the proposed purchase of such Accounts;
     (s) Any Account which is subject to any asserted reduction (including any reduction on account of any offsetting account payable of the related Account Debtor or the Customer to an Account Debtor), cancellation, rebate or refund or any dispute, offset, counterclaim, Lien or defense whatsoever (including any unresolved Commercial Dispute); provided that an Account that is subject only in part to any of the foregoing but otherwise qualifies as an Acceptable Account (as determined by WFBC in its commercially reasonable sole discretion) shall be an Acceptable Account to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, Lien or other defense;
     (t) Accounts which would cause the Purchase Limit for such Account Debtor to be exceeded;
     (u) Accounts which would cause the Purchased Amount to exceed the Facility Maximum;
     (v) Accounts owed by such Account Debtor, regardless of whether otherwise acceptable, if twenty percent (20%) or more of the total amount of Accounts due from such Account Debtor is unacceptable under clause (a) above; and
     (w) Accounts, or portions thereof, that fail to conform to the representations and warranties contained herein.
2.80 “Unused Fee” shall have the meaning set forth in Section 3.04(c).
2.81 “Wachovia Lockbox” means the lockbox established under the Wachovia Lockbox Agreement.
2.82 “Wachovia Lockbox Agreement” means the Deposit Account Control Agreement by and among the Customer, WFBC and Wachovia Bank, National Association, dated as of April 21, 2009.
2.83 “Wachovia Lockbox Account” means the Customer’s account number 2079900132667, ABA number 053101561, maintained at Wachovia Bank, National Association, together with all other deposit accounts which are subject to the Wachovia Lockbox Agreement.
2.84 “Wells Receivers” shall have the meaning set forth in Section 12.17.
2.85 “WFBC Commitment” means $100,000,000.
2.86 “WFBC Discount” means, for any Settlement Period, the product of (a) the sum of (i) LIBOR in effect as of the first day of such Settlement Period plus (ii) 275 basis points, multiplied by (b) the quotient of (i) the number of days in such Settlement Period divided by (ii) 360.

2.87 “WFBC Discount Fee” shall have the meaning set forth in Section 3.04(e).
Article 3.
Purchase and Assignment of Accounts
3.01 Purchase and Assignment of Accounts. Pursuant to the terms herein and in consideration for amounts paid to the Customer on the date hereof as well as amounts paid to the Customer during the term hereof, the Customer hereby agrees to sell, transfer and assign to WFBC, its successors and assigns, with recourse as provided herein, as absolute owner, on a fully serviced basis, and WFBC hereby agrees to purchase from the Customer, during the period from the Closing Date to but excluding the Termination Date, as of the date of each delivery of each Assignment and Schedule of Accounts acceptable to WFBC in its commercially reasonable sole discretion, all without the need of any other formal agreement, document or instrument of assignment, other than the delivery of each such Assignment and Schedule of Accounts, all of the Customer’s right, title and interest in and to the following:
     (a) Each Acceptable Account generated by the Customer to, but excluding, the Termination Date, which is offered for sale by the Customer pursuant to an Assignment and Schedule of Accounts delivered to WFBC by the Customer and accepted by WFBC in its commercially reasonable sole discretion (collectively, the “Purchased Accounts” and each, a “Purchased Account”);
     (b) All rights of action (including all rights of stoppage in transit, replevin, repossession, reclamation, setoff, detinue, repurchase, lienholder and all other rights of action of a consignor, consignee, unpaid vendor, mechanic, artisan, or other lienor) accrued or to accrue on each Purchased Account, including full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in the Customer’s name or otherwise;
     (c) All right, title and interest of the Customer in and to the Records, the Related Security, all agreements, documents or instruments relating to the Purchased Accounts, the Collections and all deposits and other security for the obligation of any Person under or relating to the Purchased Accounts, in each case whether presently existing or hereafter arising, now owned or hereafter acquired;
     (d) All inventory and goods relating to, or which by sale have resulted in, Purchased Accounts, including returned inventory and goods; and
     (e) All proceeds of the foregoing in any form (collectively, with the assets described in Section 3.01(b), Section 3.01(c), and Section 3.01(d), the “Related Rights”).
The foregoing sales, transfers and assignments do not constitute, and are not intended to result in, an assumption by WFBC of any liability or obligation of the Customer or any other Person in connection with the Purchased Accounts, the Related Rights or under any agreement or instrument relating thereto.

3.02 Purchased Amount.
     (a) On the terms and subject to the conditions set forth in this Agreement, WFBC agrees to pay to the Customer for the purchase to be made by WFBC on April 28, 2009, an amount equal to the lesser of (a) the Facility Maximum and (b) 90% of the aggregate Outstanding Balance of Acceptable Accounts on April 15, 2009.
     (b) At least one Business Day prior to each Settlement Date, WFBC will determine, in its reasonable discretion, and will provide such determination to the Customer on such day, (a) the aggregate Outstanding Balance of Purchased Accounts which are Acceptable Accounts on the last day of the Settlement Period immediately preceding the applicable Settlement Period, (b) the aggregate Outstanding Balance of Purchased Accounts which are Acceptable Accounts on the last day of the applicable Settlement Period, (c) the Net Change Amount, and (d) the WFBC Discount Fee due as of such Settlement Date.
     (c) On each Settlement Date, as long as no Event of Termination exists and is continuing and upon fulfillment of all conditions precedent set forth in Section 5.02, WFBC will pay to the Customer an amount equal to the Net Change Amount, if the Net Change Amount is positive. Any such payment shall be made, at the expense of the Customer, by wire transfer of immediately available funds to the account of the Customer specified on the signature pages hereto, unless a different account is specified by the Customer in a written notice to WFBC (the “Disbursement Account”).
     (d) On each Settlement Date, the Customer will pay to WFBC, or deposit Collections into the Collections Account, an amount equal to the sum of (i) the absolute value of the Net Change Amount, if the Net Change Amount is negative, plus (ii) the WFBC Discount Fee due as of such Settlement Date, plus (iii) the Unused Fee, if then due and payable, plus (iv) the Facility Fee, if then due and payable, plus (v) any other amount then due and payable by the Customer pursuant to this Agreement or any Transaction Agreement.
     (e) On each Settlement Date during the continuation of an Event of Termination, the Customer, as servicer, or any replacement Servicer, as applicable, will deposit from Collections into the Collections Account, in respect of the immediately preceding Settlement Period, an aggregate amount equal to the sum of (i) all such Collections in reduction of the Purchased Amount until the Purchased Amount is reduced to zero plus (ii) any other amount due from the Customer to WFBC hereunder.
3.03 Repurchase of Accounts. The Customer shall (a) repurchase any and all Purchased Accounts and the Related Rights with respect thereto, whether disputed or undisputed, as may be requested by WFBC, from time to time in its commercially reasonable sole discretion, and (b) pay on demand the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.
3.04 Fees.
     (a) Structuring Fee. The Customer shall pay WFBC a one time structuring fee of $250,000, which shall be fully earned and payable upon the execution of this Agreement. WFBC acknowledges that $75,000 of such initial structuring fee has been paid to WFBC.

     (b) Upfront Fee. The Customer shall pay WFBC an initial upfront fee of $350,000, which shall be fully earned and payable upon the execution of this Agreement. Each time the Facility Maximum increases after the date hereof, the Customer shall pay WFBC an additional upfront fee equal to 0.35% of such increase, which shall be fully earned and payable on the date of such increase.
     (c) Unused Fee. From the Closing Date to and including the Final Termination Date, the Customer shall pay WFBC an unused fee (the “Unused Fee”) in the amount of (i) one quarter of one percent (0.25%) per annum times (ii) (A) the Facility Maximum less (B) the average daily Purchased Amount during the preceding month. The Unused Fee shall be calculated monthly in arrears and payable (y) on the first Settlement Date immediately following the date an invoice is presented by WFBC to the Customer, which invoice shall be presented at least two Business Days prior to the Settlement Date on which it is payable, and (z) on the Final Termination Date.
     (d) Facility Fee. The Customer shall pay WFBC a fully earned facility fee (the “Facility Fee”) payable on the date of the first purchase of Accounts and on each anniversary of the Closing Date in an amount equal to one quarter of one percent (0.25%) of the Facility Maximum.
     (e) WFBC Discount Fee. The Customer shall pay WFBC a fully earned WFBC Discount fee (the “WFBC Discount Fee”) which shall be due and payable in arrears on each Settlement Date and on the Final Termination Date, shall accrue daily and shall be equal to the product of the WFBC Discount multiplied by the Purchased Amount as of the last day of the applicable Settlement Period.
     (f) Audit Fees. The Customer shall pay WFBC, on demand, audit fees in connection with any audits or inspections conducted by WFBC of the Purchased Accounts, the Related Rights, the Collateral or the Customer’s operations or business, at the rates established from time to time by WFBC as its audit fees, together with all actual out of pocket costs and expenses incurred in conducting any such audit or inspection; provided that the Customer shall not, with the exception of fees, costs, and expenses incurred upon the occurrence and during the continuation of an Event of Termination, be required to reimburse WFBC for more than two such audits or inspections in any calendar year.
     (g) Termination Fee. If the Termination Date occurs on or before April 20, 2012 pursuant to Section 3.06, the Customer shall pay WFBC on the Termination Date a fully earned termination fee equal to: (x) three percent (3%) of the Facility Maximum, if the Termination Date occurs before the first anniversary of the date hereof; (y) two percent (2%) of the Facility Maximum, if the Termination Date occurs on or after the first anniversary of the date hereof but before the second anniversary of the date hereof; and (z) one percent (1%) of the Facility Maximum, if the Termination Date occurs on or after the second anniversary of the date hereof but before the third anniversary of the date hereof; provided that no such termination fee shall be payable if the Customer terminates this Agreement within 30 days of the occurrence of any of the following:
          (i) WFBC’s reduction of the percentage in Section 2.49 to less than 50%;

          (ii) WFBC’s calculation of the Outstanding Balance on the last day of any Settlement Period is less than 50% of the Customer’s calculation of the Outstanding Balance on such date, based on both parties’ good faith reasonable calculations;
          (iii) The aggregate amount of the Purchase Limits on the last day of any two consecutive Settlement Periods is less than 50% of the aggregate amount of the Purchase Limits on the last day of the Settlement Period preceding such consecutive Settlement Periods solely as a result of a change in one or more Purchase Limits unrelated to a change in any applicable Account Debtor’s creditworthiness;
          (iv) The aggregate Outstanding Balance of Acceptable Accounts on the last day of any two consecutive Settlement Periods is less than 50% of the aggregate Outstanding Balance of Acceptable Accounts on the last day of the Settlement Period preceding such consecutive Settlement Periods solely as a result of the exercise by WFBC of its commercial reasonable sole discretion under Section 2.79 (as opposed to application of the parameters set forth in the subsections of Section 2.79);
          (v) During any Settlement Period when no Event of Termination exists or has occurred and is continuing, WFBC exercises its rights under Section 3.03 with respect to more than 50% of the aggregate Outstanding Balance of the Purchased Accounts, measured as an average during such Settlement Period; or
          (vi) As of any Settlement Date, as a result of any combination of one or more of the circumstances referenced in clauses (i) through (v) above (after giving effect to any repurchase(s) contemplated by clause (v) above), the Purchased Amount at any time is less than 50% of the Outstanding Balance of Acceptable Accounts, based on WFBC’s reasonable calculations (without giving effect to the exercise by WFBC of its commercially reasonable sole discretion under Section 2.79 (as opposed to application of the parameters set forth in the subsections of Section 2.79)).
3.05 Mandatory Payments. Without notice or demand, unless WFBC shall otherwise consent in a written agreement that sets forth the terms and conditions which WFBC in its discretion may deem appropriate, if the Purchased Amount as measured on the last day of a Settlement Period is greater than the Facility Maximum, the Customer shall pay to WFBC, on or before the Settlement Date immediately following such Settlement Period, the amount necessary to eliminate such excess. Any such payment received by WFBC under this Agreement shall be applied to the amounts owing to WFBC from the Customer, in such order and in such amounts as WFBC in its commercially reasonable sole discretion may determine from time to time.
3.06 Termination of this Agreement by Customer. The Customer may terminate this Agreement at any time if it (a) gives WFBC at least 30 days advance written notice prior to the proposed Termination Date and (b) subject to Section 3.04(g), pays WFBC applicable termination fees in accordance with the terms of this Agreement; provided that, if, pursuant to Section 3.03, WFBC requests that the Customer repurchase all of the Purchased Accounts and the Related Rights with respect thereto and the Customer terminates this Agreement within 30 days after the date WFBC makes such request, such 30 day notice period shall be waived and the payment of such termination fees shall be waived. If the Customer terminates this Agreement, on such Termination Date (x) all amounts due hereunder shall be immediately due and payable and (y) the Customer shall repurchase all outstanding Purchased Accounts and the Related Rights with respect thereto and immediately pay the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.
3.07 Sole Property. Once WFBC has purchased an Account, any and all payments from whatever source as to such Account are the sole property of WFBC; provided that (a) the Customer shall have the right to use any and all such payments in accordance with the terms of this Agreement and for working capital and other corporate purposes until the occurrence and during the continuation of an Event of Termination, and (b) as long as no Event of Termination has occurred and is continuing, WFBC shall remit to the Customer any amounts received by it in excess of the Purchased Amount and all other amounts then due and owing to WFBC hereunder.
3.08 Miscellaneous Payments. Should WFBC receive a duplicate payment on a Purchased Account or other payment which is not identified, WFBC shall carry these sums as open items in its accounting and (a) shall remit any duplicate payment to the Customer if the Customer is the Servicer or (b) shall remit any duplicate payment to the Account Debtor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation, if the Customer is no longer the Servicer.
3.09 Repayment of Account Debtor. In the event WFBC is required to repay any Account Debtor for a payment received by WFBC on an Account or Related Right, the amount of the repayment by WFBC shall be an obligation of the Customer to WFBC whether or not this Agreement has been terminated. In the event the Customer receives a payment from WFBC to which the Customer has no rights, repayment of the funds to WFBC is an obligation of the Customer to WFBC whether or not this Agreement has been terminated. In either event, if the obligation is not paid upon five (5) Business Days notice of the obligation to pay from WFBC to the Customer, WFBC may file a financing statement in connection with the security interest granted herein (if necessary) or otherwise perfect its interest in the Collateral and exercise any and all rights it has under this Agreement, any Related Document or otherwise to collect the amounts due.
3.10 Hold Harmless. The Customer shall hold WFBC harmless against any Account Debtor ill will arising from WFBC’s collecting or attempting to collect on any Purchased Account and the Related Rights with respect thereto, provided that WFBC acts in good faith and in a commercially reasonable manner.
3.11 Book Entry. The Customer shall, immediately upon sale of each Account to WFBC, make proper entries on its books and records disclosing the sale of such Accounts, and the Related Rights related thereto, to WFBC on said books and records, in accordance with generally accepted accounting principles, and other documents as so directed by WFBC.
3.12 Information. In the event WFBC provides financial information to the Customer regarding a third party, whether by setting a Purchase Limit, at the request of the Customer or otherwise, the Customer understands that WFBC is not making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

3.13 Payment Terms.
     (a) All accrued and unpaid fees, expenses, default interest, costs and any other amounts due from the Customer shall be due and payable (i) on the date set forth herein or, if no date is set forth herein, on each applicable Settlement Date, and (ii) on the Final Termination Date. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the fees, expenses, interest, costs and any other amounts due hereunder, as the case may be.
     (b) All amounts to be paid by or deposited hereunder will be paid or deposited not later than 1:00 p.m. (New York City time) on the day when due in same day funds. All computations of interest and fees shall be calculated for the actual days elapsed based on a 360 day year.
     (c) All Collections in respect of Purchased Accounts and other amounts due to WFBC hereunder shall be remitted to WFBC in United States dollars.
     (d) The Customer shall pay, as a full recourse obligation, all fees, interest, costs and expenses, including all amounts payable under Section 12.07.
     (e) The Customer or the Servicer, as the case may be, will pay on demand to WFBC interest (before and after default and before and after judgment, with interest on overdue interest at the same rate) on all amounts not paid to or deposited when due hereunder at a rate equal to LIBOR plus five and three quarters of one percent (5.75%) per annum calculated daily.
     (f) The Customer will make all payments required to be made by it hereunder without deduction or setoff regardless of any defense or counterclaim.
     (g) The Customer acknowledges that (i) WFBC may maintain records of the Purchased Amount, and all amounts paid by the Customer to WFBC hereunder, including all fees, interest, costs and expenses; (ii) such records shall, absent manifest error, be conclusive evidence thereof and (iii) the failure of WFBC to maintain any such records shall not limit or otherwise affect the obligations of the Customer or the rights and remedies of WFBC hereunder or under any Transaction Agreement.
     (h) The Customer acknowledges that (i) WFBC may maintain records of the Purchased Accounts and all Collections, (ii) such records shall be presumed correct as between the Customer and WFBC, unless (A) the Customer notifies WFBC in a detailed record of its intention to dispute such records within 30 days of receipt thereof and (B) the Customer proves such records to be incorrect as determined by WFBC in its commercially reasonable sole discretion and (iii) the failure of WFBC to maintain any such records shall not limit or otherwise affect the obligations of the Customer or the rights and remedies of WFBC hereunder or under any Transaction Agreement.

Article 4.
Administration and Collections
4.01 Appointment of Servicer.
     (a) The servicing, administering and collecting of the Purchased Accounts shall be conducted by a Person or Persons (a “Servicer”) designated to so act on behalf of WFBC under this Article 4. As the initial Servicer, the Customer is hereby designated as, and agrees to perform the duties and obligations of, the Servicer. The Customer acknowledges that WFBC has relied on the Customer’s agreement to act as Servicer in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Servicer. At any time after the occurrence of an Event of Termination, WFBC may designate a replacement Servicer to succeed the Customer or any other replacement Servicer.
     (b) The Servicer may, with the prior written consent of WFBC, which consent may be withheld in WFBC’s commercially reasonable sole discretion, delegate its duties and obligations as Servicer to another Person affiliated with the Customer. Notwithstanding any such delegation, the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, and WFBC shall have the right to look solely to the Servicer for such performance. WFBC may at any time after the occurrence of an Event of Termination remove or replace any such sub-Servicer.
     (c) If replaced, the Customer agrees it will terminate, and will cause each existing sub-Servicer to terminate, its collection activities in a manner requested by WFBC to facilitate the transition to a replacement Servicer. The Customer shall cooperate with and assist any replacement Servicer in assuming the obligation to service the Purchased Accounts and the Related Rights, including all reasonable efforts to provide the replacement Servicer with access to all software programs necessary or desirable to collect the Purchased Accounts and the Related Rights. After the appointment of a replacement Servicer, at its own expense, the Customer irrevocably agrees to act (if requested to do so) as the data-processing agent for any replacement Servicer in substantially the same manner as the Customer conducted such data-processing functions while it acted as the Servicer.
4.02 Duties of Servicer.
     (a) The Servicer shall take, or cause to be taken, all action necessary or advisable to collect each Purchased Account and the Related Rights in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations, using the skill and attention the Servicer exercises in collecting other receivables or obligations owed solely to it, including:
          (i) hold all Collections in trust for WFBC’s account without commingling such funds with Customer’s funds, provided, that the Customer shall be entitled to use all such Collections in accordance with the terms of this Agreement until the occurrence and during the continuation of an Event of Termination, provided, further that, upon the occurrence and during the continuation of an Event of Termination, the Customer shall immediately deposit all such Collections into the Collections Account until the Purchased Amount is reduced to zero, all other amounts due to WFBC under this Agreement have been paid in full and WFBC has no further obligations hereunder;
          (ii) maintain and implement prudent and reasonable administrative and operating procedures (including an ability to recreate Records in the event of the destruction of the originals thereof), keep and maintain all Records and all other books, records, documents and other information reasonably necessary or advisable for the collection of the Purchased Accounts (including records adequate to permit the daily identification of each Purchased Account, the Related Rights and all collections of and reductions or adjustments to the Purchased Accounts) and clearly and conspicuously mark its files containing the Records and its computer and master data processing books and records, in each case with a legend describing WFBC’s interests therein;
          (iii) direct and take all reasonable steps to require its auditors to assist WFBC’s auditors to the extent and in such manner as is required for WFBC’s auditors to report on the status of the Purchased Accounts, the Related Rights and the Collateral;
          (iv) timely and fully perform and comply with all terms, covenants and other provisions of the Related Rights required to be performed and observed by it or WFBC;
          (v) investigate all delinquencies and defaults under the Purchased Accounts in accordance with the Credit and Collection Policy;
          (vi) respond to all reasonable inquiries of the Account Debtors in accordance with the Credit and Collection Policy;
          (vii) promptly notify WFBC of any Commercial Dispute in which $50,000 or more is in dispute;
          (viii) comply in all respects with the Credit and Collection Policy in regard to each Purchased Account and the Related Rights except where any noncompliance would not have a material adverse effect on the collectibility or enforceability of such Purchased Account, such Related Rights or WFBC’s rights thereunder;
          (ix) use reasonable care and due diligence to collect all Purchased Accounts (together with all applicable sales, goods and services and similar taxes in respect thereof) on behalf of WFBC, all in accordance with all applicable laws, rules and regulations, the provisions hereof and the Credit and Collections Policy;
          (x) make all payments payable by it to government agencies and others where a Lien or deemed trust might arise having priority over WFBC’s interest in any Purchased Account or any Related Rights and, where a portion of the Collections received by it represents an amount owing in respect of federal or state taxes, remit the amount of taxes so owing and prepare and file all returns and reports required in respect thereof; provided that it may protest the payment of any such amounts if it is acting in good faith and if it either provides WFBC with cash in an amount sufficient to satisfy the same (including all interest and penalties) or otherwise satisfies WFBC that its interests in such Purchased Account or Related Rights are not materially prejudiced thereby;

          (xi) as soon as possible, effect all filings or recordings with respect to WFBC’s interest in the Purchased Accounts and the Related Rights necessary by law or reasonably prudent or desirable for the perfection and protection of such interest and all appropriate renewals or amendments thereof;
          (xii) promptly, from time to time, furnish to WFBC such Records and other documents, records, information or reports in respect of the Purchased Accounts, the Related Rights and the Collateral or its condition or operations, financial or otherwise, as may be in existence in written form or, if available in databases it maintains, may be produced with existing software, each as WFBC may from time to time reasonably request;
          (xiii) establish and maintain current and accurate records with respect to the location and mailing address of each Account Debtor and provide copies thereof to WFBC on reasonable request;
          (xiv) promptly upon the reasonable request of WFBC, advise WFBC in writing of any changes in any Account Debtor’s name or address which, prior to such request and since the last such request, if any, came to the attention of any officer of the Customer responsible for monitoring the status of the applicable Purchased Accounts; and
          (xv) apply all Collections pursuant to the terms of this Agreement and the Credit and Collection Policy and post all new Purchased Accounts and the Related Rights to its books as promptly as practicable after such Account is generated.
     (b) On or prior to the date hereof, the Servicer shall have given written directions to each Account Debtor to remit all amounts due in respect of the Purchased Accounts and the Related Rights to a Lockbox Account; provided that if the Customer or any replacement Servicer shall receive any Collections, it shall remit such Collections to the Lockbox Account (designated by WFBC) within three (3) Business Days of such receipt. Each party hereto hereby appoints the Servicer to enforce such Person’s rights and interests in the Purchased Accounts and the Related Rights. The Servicer shall be entitled to commence or settle any legal action to enforce the collection of any Purchased Account or any Related Right; provided that, WFBC shall have the right to approve any such settlement unless the Customer shall have repurchased such Purchased Account and the Related Rights with respect thereto and shall have paid in full the Repurchase Price for such Purchased Account and the Related Rights with respect thereto as set forth in Section 3.03. If at any time, WFBC notifies the Servicer that WFBC believes litigation would be an appropriate means to collect any Purchased Account or Related Rights, and the Servicer declines to initiate such litigation after good faith discussion with WFBC, WFBC shall be entitled to notify the Account Debtor on such Purchased Account of the assignment of an interest therein to WFBC or to initiate litigation with respect thereto in the name of WFBC or in the name of the Customer unless the Customer shall have repurchased such Purchased Account and the Related Rights with respect thereto and shall have paid in full the Repurchase Price for such Purchased Account and the Related Rights with respect thereto as set forth in Section 3.03.
     (c) The Servicer shall not, without the prior written consent of WFBC, extend, amend or otherwise modify or waive any term or condition of any Purchased Account or any Related Rights with respect thereto unless any such extension, amendment, modification or waiver (i) is made or granted when no Event of Termination has occurred and is continuing; (ii) would not reasonably be expected to have a material adverse effect on the collectibility or enforceability of any Purchased Account, any Related Rights or WFBC’s rights thereunder; and (iii) is otherwise permitted in accordance with the terms of the Credit and Collection Policy, and the Servicer acknowledges that no such extension, amendment, modification or waiver will, in and of itself, cause any Purchased Account to become an Acceptable Account.
     (d) At WFBC’s request, if an Event of Termination has occurred and is continuing, the Servicer will, at the expense of the Customer, notify each Account Debtor of WFBC’s right, title and interest in the Purchased Accounts and the Related rights and direct that payments be made directly to WFBC or a designee of WFBC.
4.03 Enforcement Rights.
     (a) If an Event of Termination has occurred and is continuing, WFBC may direct any Account Debtors to make all payments on the Purchased Accounts and the Related Rights directly to WFBC or its designee. WFBC may, and the Customer shall, at WFBC’s request, withhold WFBC’s identity from the Account Debtors. Upon WFBC’s request following an Event of Termination, the Customer (at the Customer’s expense) shall (i) give notice to each Account Debtor and other Persons of WFBC’s ownership of the Purchased Accounts and the Related Rights and direct that payments on Purchased Accounts and Related Rights be made directly to WFBC (or its designee), (ii) assemble for WFBC all Related Rights and Collateral (other than returned goods and inventory) and make the same available to WFBC (or its designee) at a place selected by WFBC (or its designee), (iii) transfer (or cause to be transferred) to WFBC (or its designee) non-exclusive and non-transferable licenses for the use of, all software useful to collect the Purchased Accounts and the Related Rights and (iv) segregate, in a manner reasonably acceptable to WFBC, all cash, checks and other instruments constituting Collections which are received by or on behalf of the Customer from time to time and, within one Business Day of receipt, remit the same to WFBC (or its designee), duly endorsed or with duly executed instruments of transfer, if applicable. The Customer shall cooperate with any replacement Servicer in the latter’s performance of its obligations. The Customer hereby confirms that all software currently used to collect or service Purchased Accounts and the Related Rights was developed and owned by the Customer, and hereby grants to WFBC a non-transferable and non-exclusive license to use any and all such software, which license is coupled with an interest and is irrevocable.
     (b) Upon the occurrence and during the continuation of an Event of Termination, the Servicer shall segregate any Collections received by it from other funds of the Customer and the Servicer within one Business Day of receipt and hold such amounts for WFBC. The Customer hereby irrevocably appoints WFBC as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Customer, to take any and all steps deemed desirable by WFBC, in the name and on behalf of the Customer to collect any amounts due under any Purchased Account or any Related Right, including endorsing the name of the Customer on checks and other instruments representing Collections and enforcing such Purchased Accounts and Related Rights. WFBC’s powers under this Section 4.03(b) shall not subject WFBC to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon WFBC.

     (c) WFBC is hereby authorized to give notice, at any time after the occurrence and during the continuation of an Event of Termination, under each Lockbox Agreement that WFBC is exercising its rights under such Lockbox Agreement and to take all actions permitted under such Lockbox Agreement. The Customer agrees to take any action reasonably requested by WFBC to facilitate the foregoing. After WFBC takes any such action under a Lockbox Agreement, the Customer shall immediately deliver to WFBC any Collections received by the Customer. Should WFBC receive written notice (together with proof satisfactory to WFBC in its reasonable discretion) that amounts it has previously received as Collections are not Collections, if such amounts have not theretofore been applied as Collections hereunder, WFBC shall remit such amounts to the Customer promptly after receiving such notice and proof. Unless and until WFBC receives such notice and proof, WFBC may treat and apply amounts received in any Lockbox Account as Collections. If WFBC receives such notice and proof after applying any such amounts as Collections, such application of amounts shall not be reversed, provided that the Purchased Amount shall be increased, as applicable, to reflect that such applied amounts were not Collections.
     (d) WFBC shall have no obligation to take or consent to any action to realize upon any Purchased Account or Related Right or to enforce any rights or remedies related thereto.
     (e) After the occurrence and during the continuation of an Event of Termination, in addition to the rights otherwise provided herein, in any Related Document or by applicable law to WFBC, WFBC may exercise all rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised), including the right to sell the Purchased Accounts and the Related Rights (or any portion thereof), in one or more sales.
4.04 Replacement Servicer Fee. A replacement Servicer appointed by WFBC upon an Event of Termination shall be entitled to a commercially reasonable fee for services rendered, such fee to be determined by WFBC, in its commercially reasonable discretion, with the replacement Servicer and to be paid by the Customer (the “Replacement Servicer Fee”).
4.05 Responsibilities of the Customer. The Customer shall pay when due all taxes payable in connection with the Purchased Accounts and the Related Rights or their creation or satisfaction. The Customer shall perform all of its obligations under agreements related to the Purchased Accounts and the Related Rights to the same extent as if interests in the Purchased Accounts and the Related Rights had not been transferred hereunder. WFBC’s exercise of any rights hereunder shall not relieve the Customer from such obligations. WFBC shall have no obligation to perform any obligation of the Customer or any other obligation or liability in connection with the Purchased Accounts or the Related Rights.
4.06 Actions by the Customer. The Customer, as servicer, shall defend and indemnify WFBC against all costs, expenses, claims and liabilities for any action taken by the Customer or any other Person (other than any such costs, expenses, claims or liabilities caused directly by the gross negligence or willful misconduct of WFBC or any replacement Servicer) related to any Purchased Account or any Related Rights, or arising out of any alleged failure of compliance of any Purchased Account or Related Right with the provisions of any law or regulation.

Article 5.
Conditions Precedent
5.01 Conditions Precedent to Initial Purchase. Prior to the initial purchase hereunder, the Customer shall deliver to WFBC, unless waived by it, the following documents, in form and substance satisfactory to WFBC:
     (a) an executed copy of this Agreement;
     (b) (i) a certificate of an officer of the Customer containing a copy of its articles of incorporation and bylaws, a resolution of its directors in substantially the form attached hereto as Exhibit B, and the names and true signatures of the officers authorized to sign this Agreement and the Transaction Agreements on its behalf, and (ii) a certificate of an officer of the Customer containing the names and true signatures of the officers authorized to sign all reports and other submissions under this Agreement and the Transaction Agreements on its behalf, on which certificates WFBC shall be entitled to conclusively rely until such time as WFBC receives from the Customer a replacement certificate meeting the requirements of this Section 5.01(b)(i) or (ii), as the case may be;
     (c) a certificate of status, good standing or compliance in respect of the Customer issued by its jurisdiction of incorporation and a certificate of status, good standing or compliance in respect of the Customer issued by the appropriate authorities in each jurisdiction in which the Customer is required to be registered in order to conduct its business;
     (d) legal opinions of counsel to the Customer, in substantially the form attached hereto as Exhibit C;
     (e) a fully executed copy of each Lockbox Agreement;
     (f) Certificates of Insurance required under this Agreement, naming WFBC as a certificate holder;
     (g) executed copies of all discharges and releases, if any, necessary to discharge or release all Liens and other rights or interests of any Person in the Purchased Accounts, the Related Rights or the Collateral previously granted by the Customer, together with file stamped copies of the relevant UCC-3 termination statements;
     (h) current searches of the North Carolina Secretary of State and Wake County, North Carolina recording office showing that (i) no Liens have been filed and remain in effect against the Purchased Accounts, Related Rights or Collateral, and (ii) WFBC has duly filed all financing statements necessary to perfect its Lien on the Purchased Accounts, the Related Rights and the Collateral to the extent it is capable of being perfected by filing, and such other similar instruments or documents as may be necessary and, in WFBC’s reasonable discretion, advisable under any applicable statute to perfect, record or protect WFBC’s interest in the Purchased Accounts, the Related Rights or the Collateral; and

     (i) payment of all fees due under the terms of this Agreement through the date of the initial purchase and payment of all expenses incurred by WFBC and through such date and that are required to be paid by the Customer under this Agreement.
5.02 Conditions Precedent to Subsequent Purchases. Each subsequent purchase of an Account and the Related Rights with respect thereto shall be subject to the conditions precedent that, on the date of such purchase before and after giving effect to such purchase, (a) the Customer has delivered to WFBC an Assignment and Schedule of Accounts acceptable to WFBC in its commercially reasonable sole discretion which includes the Accounts to be purchased, (b) the representations and warranties of the Customer hereunder are correct on and as of the date of such purchase as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and (c) no event has occurred and is continuing, or would result from such purchase, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.
Article 6.
The Customer’s Representations and Warranties
The Customer hereby represents and warrants as of the date hereof and upon each Settlement Date as follows:
6.01 Existence and Trade Names. The Customer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. All of the Customer’s current trade name(s) have been properly filed and published as required by applicable law.
6.02 Corporate Power and Authority. The Customer has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and all of the Transaction Agreements to which it is a party.
6.03 Corporate Action. The Customer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all of the Transaction Agreements to which it is a party.
6.04 Authorization. The execution, delivery and performance by the Customer of this Agreement and all of the Transaction Agreements to which it is a party have been duly authorized and do not require the consent or approval of the Customer’s shareholders.
6.05 Binding Effect. This Agreement and all of the Transaction Agreements to which it is a party have been duly executed and delivered by the Customer and constitute the legally binding obligation of the Customer enforceable against it in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.06 No Contravention; No Consent Required. The Customer’s execution and delivery of this Agreement or any Transaction Agreement to which it is a party and compliance with their respective terms and conditions will not (a) result in a violation of the Customer’s articles of incorporation or bylaws or any resolutions passed by the Customer’s directors or shareholders, (b) result in a violation of any applicable law, rule, regulation, order, judgment, injunction, award or decree the violation of which would reasonably be expected to have a Material Adverse Effect; (c) result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other agreement or instrument to which the Customer is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect; (d) require any approval or consent of, or any notice to or filing with, any governmental authority or agency having jurisdiction except such as has already been obtained, or (e) result in, or require, the creation or imposition of any Lien (other than WFBC’s Lien in the Purchased Accounts, the Related Rights and the Collateral) upon or with respect to any of the properties now owned or subsequently acquired by the Customer.
6.07 Chief Executive Office. The Customer’s chief executive office is at the location(s) set out under the Customer’s name on the signature pages to this Agreement. The locations of all Collateral, including all Records, are set forth on Schedule 6.07 hereto.
6.08 Solvency of the Customer. The Customer is solvent and is not subject to any Insolvency Proceeding.
6.09 Taxes. The Customer has made and shall continue to make timely payment and remittance to applicable governmental authorities of all taxes and other amounts required to be paid and remitted by the Customer pursuant to applicable law, except (a) for such taxes as may be contested by the Customer in good faith and for which appropriate reserves have been established as determined by WFBC in its reasonable discretion and (b) for taxes the non-payment of which would not materially adversely affect the interest of WFBC in the Purchased Accounts, the Related Rights or the Collateral or the collectibility and enforceability of the Purchased Accounts, the Related Rights or the Collateral or WFBC’s rights thereunder.
6.10 Good Title; No Liens. The Customer is, at the time of purchase of each Account and the Related Rights with respect thereto by WFBC, the lawful owner of and has good and undisputed title to such Account and the Related Rights with respect thereto. At the time of purchase, each Account and the Related Rights with respect thereto are free from any Liens, mortgages, restrictions or encumbrances other than the Lien created hereunder. Each Account offered for sale to WFBC is an Acceptable Account.
6.11 Solvency of Account Debtors. To the best of the Customer’s information and knowledge at the time of this Agreement and at the time each Account of such Account Debtor and the Related Rights with respect thereto are presented to WFBC for purchase, no Account Debtor’s business is insolvent.
6.12 Accounts Undisputed; Transferable. Each Account or portion thereof, as the case may be, offered for sale to WFBC (a) is an accurate and undisputed statement of indebtedness owed by the applicable Account Debtor to the Customer for a certain sum which is due and payable in (i) sixty (60) days or less with respect to Martin Marietta Magnesia Specialties, LLC or (ii) thirty

(30) days or less with respect to all other Account Debtors, in each case other than Account Debtors on the Assignment and Schedule of Accounts on the date hereof with sums that are currently due and payable in longer than 30 days, or within such longer term as is agreed to by WFBC and the Customer, and (b) is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by such Account Debtor. The Customer has all rights to transfer or sell such Accounts and the Related Rights with respect thereto to WFBC and such Accounts and the Related Rights with respect thereto are payable by the applicable Account Debtor without offset, deduction or counterclaim.
6.13 No Ownership; Control of Account Debtors. The Customer does not own, control or exercise dominion over, in any way whatsoever, any Account Debtor or the business of any Account Debtor for whom Accounts are to be, or have been, sold by the Customer to WFBC.
6.14 Accuracy of Information. All of the Records and all other records, statements, books or other written information shown to WFBC by the Customer at anytime, either before or after the signing of this Agreement, are true and accurate in all material respects.
6.15 No Actions; Suits. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of the Customer, threatened against or affecting the Customer, which if adversely determined, would have a Material Adverse Effect.
6.16 Material Adverse Effect. Since the date of the Customer’s most recent audited financial statements, there has been no Material Adverse Effect.
6.17 As-Extracted Collateral. None of the Purchased Accounts, Related Rights nor Collateral constitutes or will constitute “as-extracted collateral” as defined in the Uniform Commercial Code as adopted in the State of New York or any other state where the Customer has an interest in minerals before extraction.
Article 7.
The Customer’s Covenants
The Customer agrees as follows:
7.01 Compliance with Governing Documents; Laws. The Customer will comply in all material respects with its articles of incorporation and bylaws and all applicable laws, rules, regulations and orders with respect to it, its properties, and all Purchased Accounts and the Related Rights with respect thereto, and will preserve and maintain its existence, rights, franchises, qualifications, and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.
7.02 Accounts Free from Defenses, etc. If, on the last day of any Settlement Period, the Accounts presented for purchase, the Purchased Accounts and the Related Rights are subject to any defense, withholding, set-off, counterclaim, deduction, discount, dispute with respect to underlying goods or services, or other claim by an Account Debtor (in the aggregate, the “Dispute Amount”) which in the aggregate exceed one percent (1.0%) of the Facility Maximum, the Customer shall, on or before the Settlement Date immediately following such Settlement Period, repurchase Purchased Accounts and the Related Rights with respect thereto with a Repurchase Price equal to at least the amount required to reduce such excess to zero.
7.03 Compliance with Account Debtor Agreements. The Customer will, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the agreements with its Account Debtors, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Purchased Account. The Customer will not make any change in the character of its business that (a) would reasonably be expected to result in a Material Adverse Effect or (b) could result in a Purchased Account becoming an Unacceptable Account. The Customer will not amend or otherwise modify the Credit and Collection Policy without giving WFBC 15 Business Days’ prior written notice.
7.04 Ensure Payment of Purchased Accounts; Defend WFBC Title. The Customer will (a) take all steps reasonably necessary or reasonably requested by WFBC to (i) ensure payment of all Purchased Accounts and the Related Rights with respect thereto by the Account Debtors and (ii) defend the title of WFBC to each Purchased Account and the Related Rights with respect thereto and the proceeds thereof against the claims of all other Persons and (b) consult with WFBC with respect to any actions taken pursuant to clause (a) hereof.
7.05 Delivery of Instruments, etc. Upon request by WFBC after the occurrence of an Event of Termination, the Customer will promptly (but in any event within three Business Days of such request) deliver to WFBC in pledge all instruments, documents and chattel paper constituting Collateral or otherwise evidencing any Purchased Account or the Related Rights with respect thereto, duly endorsed or assigned by the Customer.
7.06 Payment Instructions. The Customer will not issue any payment instructions to any Account Debtor other than in accordance with the terms of this Agreement and the Related Documents. The Customer will not alter any electronic or other instruction, code or password which could result in payment from an Account Debtor being made to any Person other than the Servicer or WFBC.
7.07 Reporting Requirements. The Customer will provide to WFBC the following:
     (a) as soon as available and in any event within 60 days after the end of each calendar quarter, year-to-date consolidated unaudited financial statements of the Customer including its Subsidiaries and including a statement of quarterly income and a balance sheet, certified by an authorized officer of the Customer;
     (b) as soon as available and in any event within 95 days after the Customer’s fiscal year end, the consolidated audited financial statements of the Customer including its Subsidiaries, reported on by an independent certified public accountant, which shall include a balance sheet, income statement, and statement of retained earnings. The annual financial statements shall be accompanied by copies of all management letters prepared by the Customer’s accountants;

     (c) on or before the second Business Day of each Settlement Period, the Customer will deliver to WFBC a certificate in the form attached hereto as Exhibit D signed by an officer of the Customer which shall include: (i) a portfolio report relating to the Purchased Accounts as of the close of business on the last day of the immediately preceding Settlement Period, which report shall specifically identify (A) the Purchased Accounts as of the date of such report (including which such Purchased Accounts were added during such Settlement Period), (B) which Purchased Accounts have become Unacceptable Accounts as of the last day of such Settlement Period based on the parameters set forth in the subsections of Section 2.79, (C) the Outstanding Balance of each Purchased Account as of the last day of such Settlement Period, (D) Collections during such Settlement Period, (E) the Dispute Amount as of the last day of such Settlement Period and (F) a list of overdue payments, losses, recoveries, turnover and equity measures taken during such Settlement Period; (ii) a compliance certificate regarding the occurrence of an Event of Termination; (iii) a listing by Account Debtor of the outstanding Purchased Accounts of such Account Debtor and an aging report in respect of the Purchased Accounts, each as of the last day of such Settlement Period, determined in accordance with this Agreement and the instructions of WFBC; and (iv) such other information as WFBC may reasonably request;
     (d) promptly upon discovery, written notice of any commercial tort claims brought by the Customer against any Person with respect to a Purchased Account, any Related Rights or any Collateral, including the name and address of each defendant, a summary of the facts, an estimate of the Customer’s damages, copies of any complaint or demand letter submitted by the Customer, and such other information as WFBC may request;
     (e) such other information documents, records or reports in respect of the Purchased Accounts, the Related Rights, the Collateral or the condition or operations, financial or otherwise, of the Customer or any of its Subsidiaries as WFBC may from time to time reasonably request;
     (f) promptly after the sending, furnishing or filing thereof (but in any event within 5 Business Days after the sending, furnishing or filing thereof), copies of all current and periodic reports, and proxy or information statements, which the Customer shall furnish or file with the Securities and Exchange Commission; and
     (g) for so long as the Customer is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, the Customer may satisfy the financial statement delivery requirements set forth in subsections (a) and (b) above by providing WFBC with copies of (i) its quarterly and annual reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission and (ii) all management letters prepared by the Customer’s accountants.
7.08 Notation on Invoices. If an Event of Termination has occurred and is continuing, at the request of WFBC, the Customer will immediately make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFBC for each

Purchased Account which indicates that such Account has been sold, transferred and assigned to WFBC. Such notation shall read as follows or as otherwise agreed to by WFBC in writing:
This invoice has been sold, transferred and assigned to
and is payable to:
WELLS FARGO BUSINESS CREDIT
Dept. 1494
Denver, Colorado 80291-1494
For information call 303/433-9300
Wire Instructions:
WELLS FARGO BANK, N.A.
San Francisco, CA
ABA# 121000248
Beneficiary: Wells Fargo Business Credit
Acct# 6355033300
In addition, if an Event of Termination has occurred and is continuing, at the request of WFBC, the Customer will immediately make a notation, in form and substance acceptable to WFBC in its commercially reasonable sole discretion, on any other form of documentation accepted by WFBC for each Purchased Account and all Related Rights which indicates that such Purchased Account and Related Rights have been sold, transferred and assigned to WFBC.
7.09 No Sale or Assignment. The Customer will not sell or assign Acceptable Accounts or any Related Rights to any party other than WFBC.
7.10 No Modification of Invoices. Without prior written consent from WFBC, the Customer will not change or modify the terms of the original invoice or agreement with any Account Debtor owing Purchased Accounts with an aggregate Outstanding Balance of $50,000 or more or the order of payment on Accounts sold to WFBC.
7.11 Material Disputes. The Customer will promptly (but in any event within three Business Days of obtaining knowledge thereof) notify WFBC of (a) any material dispute between the Customer and an Account Debtor in which $50,000 or more is in dispute, (b) the return or returns by an Account Debtor or its Affiliates to the Customer of any product with a fair market value of $50,000 or more in the aggregate at any one time or (c) any material claim, loss or offset of any kind against the Customer or WFBC in excess of $50,000 asserted by an Account Debtor owing a Purchased Account.
7.12 Leverage Ratio. The Leverage Ratio will not exceed 3.25 to 1.00 as of the end of any fiscal quarter; provided that if (a) Consolidated Debt has increased in connection with a Specified Acquisition, (b) as a consequence of such Specified Acquisition, the rating of long-term unsecured debt of the Customer has not been suspended, withdrawn or fallen below BBB by Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) or Baa2 by Moody’s Investors Service, Inc. and (c) the Administrative Agent (as defined in the Credit Agreement) has received a Specified Acquisition Notice within 10 days of consummation of such Specified Acquisition, then, for a period of 180 consecutive days following the consummation of such

Specified Acquisition, the additional Consolidated Debt in connection with such Specified Acquisition will be excluded from Consolidated Debt for purposes of calculating the Leverage Ratio, but only if the Leverage Ratio calculated without such exclusion at no time exceeds 3.50 to 1.00.
7.13 Insurance. The Customer will maintain such insurance covering the Customer’s business or the property of the Account Debtors as is customary and adequate for businesses similar to the business of the Customer and promptly pay all premiums with respect to the policies covering such insurance. Further, the Customer will have WFBC named as a certificate holder for such insurance.
7.14 Chief Executive Office; Location of Books and Records. The Customer will notify WFBC in writing prior to any change in the location of any of the Collateral, including any Records, to any location not identified on Schedule 6.07 attached hereto. The Customer will not change its chief executive office or the office or offices where the Customer’s books and records concerning Purchased Accounts and the Related Rights are kept without thirty (30) days’ prior written notice to WFBC, it being understood that any books and records concerning the Purchased Accounts or the Related Rights may be kept at any location identified on Schedule 6.07 attached hereto without requiring any notification to WFBC. The Customer may upon prior written notice to WFBC add or remove locations from Schedule 6.07 and such Schedule shall be considered amended upon proper delivery to WFBC of written notice of a change thereto.
7.15 Notification of Changes; Additional Trade Names; Dissolution. The Customer will notify WFBC in writing at least thirty (30) Business Days prior to any proposed change of the Customer’s legal name, jurisdiction of incorporation, identity, legal entity, or corporate structure, and any proposed business dissolution. The Customer will notify WFBC in writing at least thirty (30) Business Days prior to any use of any additional trade name. The Customer will notify WFBC in writing within five (5) Business Days after any Person becomes the direct or indirect owner of 25% or more of the equity interests in the Customer.
7.16 Notification of Legal Proceedings. No later than three days after discovery, the Customer will notify WFBC in writing of (a) any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against the Customer in excess of $5,000,000 or (b) any Insolvency Proceeding against the Customer. The Customer will notify WFBC in advance of the filing of any Insolvency Proceeding by the Customer.
7.17 USA Patriot Act. The Customer will (i) not use or permit the use of the proceeds of this Agreement or any other financial accommodation from WFBC to violate any of the foreign asset control regulations of the Office of Foreign Assets Control or other applicable law, (ii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iii) otherwise comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as required by federal law and WFBC’s policies and practices.

Article 8.
Security Interest
8.01 Security Interest/Collateral. As further inducement for WFBC to enter into this Agreement, the Customer hereby pledges, assigns and grants to WFBC, a lien and security interest in the Purchased Accounts, the Related Rights and the Collateral as security for the payment and performance of any and all present and future advances, debts, obligations and liabilities of the Customer to WFBC arising out of or related to this Agreement or any Transaction Agreement, heretofore, now or hereafter made, incurred or created, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether recovery upon such indebtedness may be or hereafter becomes unenforceable. Following request by WFBC, the Customer shall grant WFBC a Lien and security interest in all commercial tort claims that it may have against any Person.
8.02 Security Documents. The Customer authorizes WFBC, at the Customer’s expense, to file financing statements describing the Purchased Accounts, the Related Rights and the Collateral to perfect WFBC’s Lien in the Purchased Accounts, the Related Rights and the Collateral, and WFBC may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims, as WFBC may consider necessary or useful to perfect WFBC’s Lien in the Purchased Accounts, the Related Rights and the Collateral. Following the Final Termination Date, WFBC will, at the Customer’s expense and within the time periods required under applicable law, release or terminate any and all filings or other agreements that perfect its Liens in the Purchased Accounts, the Related Rights and the Collateral; provided, however, that WFBC agrees that, on the Final Termination Date, WFBC will authorize the Customer, at the Customer’s expense, to terminate any and all UCC financing statements that perfect WFBC’s Liens in the Purchased Accounts, the Related Rights and the Collateral.
Article 9.
Operational Provisions
9.01 Power of Attorney. In order to carry out this Agreement, the Customer irrevocably appoints WFBC, its successors, each Assignee and any Person designated by WFBC, its successors or such Assignees, including any replacement Servicer, (which appointment is coupled with an interest) as its attorney in fact, with right of substitution, to:
     (a) in order to evidence or protect WFBC’s interest in the Purchased Accounts, the Related Rights and the Collateral, execute and file, in the Customer’s name and on the Customer’s behalf, such recording, financing or similar statements (including any amendments, renewals and continuation statements) under applicable laws, in such jurisdictions where it may be necessary to validate, perfect or protect WFBC’s interest in any of the Purchased Accounts, the Related Rights and the Collateral;
     (b) upon the occurrence and during the continuation of an Event of Termination, strike through the Customer’s remittance information on all invoices delivered to Account Debtors and note WFBC’s remittance information on all invoices;

     (c) upon the occurrence and during the continuation of an Event of Termination under subsection (a), (b), (f), (i), (k) or (l) of Section 10.01 or upon the occurrence and during the continuation of an Event of Termination resulting from the breach of Section 6.14, in WFBC’s name or in the Customer’s name, as the Customer’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Customer’s mail to any address designated by WFBC, otherwise intercept the Customer’s mail, and receive, open and dispose of the Customer’s mail, applying all proceeds of Purchased Accounts, Related Rights and Collateral as permitted under this Agreement and holding all other mail for the Customer’s account or forwarding such mail to the Customer’s last known address;
     (d) upon the occurrence and during the continuation of an Event of Termination, notify any Account Debtor or other Person obligated to pay a Purchased Account that such right to payment has been sold, assigned and transferred to WFBC and shall be paid directly to WFBC (and the Customer will join in giving such notice if WFBC so requests);
     (e) upon the occurrence and during the continuation of an Event of Termination, at any time after the Customer or WFBC gives notice as set forth in Section 9.01(d) to an Account Debtor or other obligor and with or without notice to the Customer, in WFBC’s name or in the Customer’s name, (a) demand, sue for, file any claims or take any action or institute any proceedings for, collect, give releases for or receive any money or property at any time payable or receivable on account of or securing, any such right to payment, or (b) grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor;
     (f) endorse the name of the Customer or the Customer’s trade names on any checks or other evidences of payment that may come into the possession of WFBC with respect to any Purchased Account, or on any other documents relating to any of the Purchased Accounts, the Related Rights or the Collateral;
     (g) process any payments received directly by WFBC on a Purchased Account or any Related Rights either by delivery to a Lockbox if WFBC so directs or by direct collection and subsequent crediting of the Collections Account, and individually deliver any other payment for the benefit of the Customer directly to the Customer in the form received in accordance with this Agreement;
     (h) upon the occurrence and during the continuation of an Event of Termination, compromise, prosecute, or defend any action, claim or proceeding as to any Purchased Account, any Related Right or any Collateral;
     (i) upon the occurrence and during the continuation of an Event of Termination, offer a trade discount to any Account Debtor exclusive of the Customer’s normal business custom with such Account Debtor;
     (j) upon the occurrence and during the continuation of an Event of Termination, initiate electronic debit or credit entries through the ACH system to or from any Lockbox Account or any other deposit account maintained by the Customer in which proceeds of the Collateral are deposited;

     (k) upon the occurrence and during the continuation of an Event of Termination, sign the Customer’s name on any notice of assignment or on any notices to Account Debtors;
     (l) upon the occurrence and during the continuation of an Event of Termination, take any other actions WFBC deems necessary or advisable to collect, endorse, negotiate or otherwise realize on the Purchased Accounts, the Related Rights, the Collateral or any part thereof, any negotiable instrument, or other right of any kind, held or owned by the Customer and sold, transferred, assigned or delivered to or received by WFBC as payment on account or otherwise in respect of any of the Purchased Accounts, the Related Rights or the Collateral; and
     (m) upon the occurrence and during the continuation of an Event of Termination, take any and all actions required (as determined by WFBC in its commercially reasonable sole discretion) to enforce WFBC’s rights and remedies hereunder or under any Related Document and to otherwise carry out the purposes of this Agreement or any Related Document, including exercising any of the remedies set forth in this Agreement or any Related Document.
The authority granted to WFBC under this Section 9.01 shall remain in full force and effect until the payment in full of all amounts due and owing to WFBC hereunder and under each Transaction Agreement, the satisfaction of all obligations of the Customer to WFBC hereunder and under each Transaction Agreement and termination of all obligations of WFBC hereunder and under each Transaction Agreement. WFBC’s performance of such actions shall be taken or not taken in its commercially reasonable sole discretion and shall not relieve the Customer from any obligation or cure any default under this Agreement or any Related Document. The powers of attorney described in this Section 9.01 are coupled with an interest and are irrevocable, shall survive the Customer’s dissolution and shall not be affected by the Customer’s insolvency or bankruptcy in any manner.
9.02 License. The Customer hereby grants to WFBC a non exclusive, worldwide and royalty free license to use or otherwise exploit all intellectual property rights of the Customer (whether owned or licensed) for the purpose of collecting the Purchased Accounts and selling, leasing or otherwise disposing of any or all Related Rights and Collateral during the existence of an Event of Termination.
9.03 Reports. In the event the Customer requests information from WFBC regarding the Customer’s account hereunder, such requests shall be subject to the schedule of fees provided by WFBC which schedule may be adjusted by WFBC from time to time in its discretion.
9.04 Account Verification. WFBC or its agent may, at any time and from time to time, send or require the Customer to send requests for verification of Purchased Accounts (including amounts owed to the Customer) to Account Debtors and other obligors or, so long as an Event of Termination has occurred and is continuing, notices of assignment to Account Debtors and other obligors.
9.05 Books and Records; Collateral Examination; Inspection. The Customer shall hold the Records in trust for WFBC and keep complete and accurate books and records with respect to the Purchased Accounts, the Related Rights and the Collateral and the Customer’s business and financial condition and any other matters that WFBC may reasonably request, where applicable in accordance with generally accepted accounting principles. The Customer shall permit any employee, attorney, accountant or other agent of WFBC to examine and inspect the Related Rights and the Collateral and any property of the Customer related to the Purchased Accounts, the Related Rights or the Collateral and to audit, review, make extracts from and copy any of its books and records (a) at any time during ordinary business hours as long as no Event of Termination has occurred and is continuing and (b) at any time during the continuation of an Event of Termination, and to discuss the Customer’s affairs with any of its directors, managers, officers, employees, owners or agents. The Customer authorizes all accountants and other Persons acting as its agent to disclose and deliver to WFBC’s employees, accountants, attorneys and other Persons acting as its agent, at the Customer’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Customer. If WFBC occupies or uses the premises of the Customer hereunder, WFBC shall not be obligated to pay or account for any rent or other compensation for such occupancy or use; provided, however, that if WFBC does pay or account for any rent or other compensation for such occupancy or use, the Customer shall reimburse WFBC on demand for the full amount thereof.
9.06 Duty of Care and Related Matters. WFBC’s duty of care with respect to any Purchased Accounts, Related Rights or Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Purchased Accounts, Related Rights, or Collateral or in the case of Related Rights and Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and WFBC need not otherwise preserve, protect, insure or care for such Purchased Accounts, Related Rights or Collateral. WFBC shall not be obligated to preserve rights the Customer may have against prior parties, to liquidate the Purchased Accounts, the Related Rights and the Collateral at all or in any particular manner or order or apply the proceeds of the Purchased Accounts, the Related Rights and the Collateral in any particular order of application. WFBC has no obligation to clean up or prepare Collateral for sale. The Customer waives any right it may have to require WFBC to pursue any third Person for any amounts payable to WFBC by the Customer.
9.07 Notice of Assignment to Account Debtor. The Customer shall label its records in a manner reasonably acceptable to give proper notice of the assignment of the Purchased Accounts and Related Rights to WFBC. Nothing in this Section 9.07 shall however require the Customer, nor permit WFBC, to deliver notice of the sale, transfer or assignment of a Purchased Account and the Related Rights with respect thereto to the applicable Account Debtor unless an Event of Termination has occurred and is continuing. Except as otherwise permitted hereunder or under any Transaction Agreement, WFBC shall not reveal any sale and assignment of a Purchased Account or the Related Rights with respect thereto to the applicable Account Debtor without the Customer’s consent, unless an Event of Termination has occurred and is continuing, or, after notice to the Customer, in order to comply with applicable law.
9.08 Certifications. The Secretary or Assistant Secretary of the Customer shall certify to WFBC the names and signatures of the persons who, on the date hereof, are duly elected, qualified and acting as the officers or agents referred to in the resolutions adopted by the Customer with respect to this Agreement, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, certify to WFBC the names and signatures of the persons then authorized to sign or to act within three Business Days after any such change. WFBC shall be fully protected in relying on such certificates and on the obligation of the Secretary or Assistant Secretary of the Customer to certify to WFBC any change in any facts so certified. At all times, there shall be at least two officers or agents authorized to sign or to act under this Agreement and the Transaction Agreements on behalf of the Customer, and the Customer shall have delivered to WFBC certificates containing the names and true signatures of each such agent and officer, on which certificates WFBC shall be entitled to conclusively rely.
Article 10.
Events of Termination
10.01 Events of Termination. Any one or more of the following shall be an Event of Termination hereunder:
     (a) The Customer shall fail to pay any indebtedness (other than any interest or fees) to WFBC when due hereunder or repurchase any Purchased Account when required hereunder.
     (b) The Customer shall fail to pay any interest or fees to WFBC when due hereunder and such failure shall continue for 5 Business Days.
     (c) The Customer shall breach any term, provision, promise or covenant (other than those otherwise covered in this Section 10.01) (i) to be performed by it under Section 7.01, Section 7.03, Section 7.04, Section 7.06, Section 7.08, Section 7.09, Section 7.15, or Section 7.17, (ii) to be performed or observed under any other Transaction Agreement to which it is a party and the applicable grace or cure period, if any, under such Transaction Agreement has expired without such breach being waived or cured, or (iii) to be performed or observed under any other provision of this Agreement and such breach in the case of this clause (iii) shall continue for 10 Business Days after the earlier of (x) the date on which the Customer becomes aware of such breach or (y) the date on which WFBC notifies the Customer of such breach; provided that, if any such breach under clause (i), (ii) or (iii) would not have occurred if a specific Purchased Account and the Related Rights with respect thereto had not been sold, assigned and transferred hereunder, the Customer may cure such breach by repurchasing each such Purchased Account and the Related Rights with respect thereto and paying in full the Repurchase Price for each such Purchased Account and the Related Rights with respect thereto (A) with respect to a breach in the case of clause (i), either upon demand by WFBC or, if no demand has been made, as elected by the Customer and (B) with respect to a breach in the case of clause (ii) or (iii), on or before the first Settlement Date following the earlier of (x) the date on which the Customer becomes aware of such breach or (y) the date on which WFBC notifies the Customer of such breach.
     (d) The Customer shall breach Section 7.14 and such breach shall continue until the later of (i) the first Settlement Date after the earlier of (A) the date on which the Customer becomes aware of such breach or (B) the date on which WFBC notifies the Customer of such breach or (ii) two Business Days after the earlier of (A) the date on which the Customer becomes aware of such breach or (B) the date on which WFBC notifies the Customer of such breach.
     (e) Any representation, warranty, certification or statement made, or deemed made by the Customer in, or pursuant to, this Agreement or any Transaction Agreement proves to have been incorrect in any material respect when made or deemed made and such breach shall remain unremedied for 5 Business Days after the earlier of (i) the date on which the Customer becomes aware of such breach or (ii) the date on which WFBC notifies the Customer of such breach; provided that, if any such breach would not have occurred if a specific Purchased Account and the Related Rights with respect thereto had not been sold, assigned and transferred hereunder, the Customer may cure such breach by repurchasing each such Purchased Account and the Related Rights with respect thereto and paying in full the Repurchase Price for each such Purchased Account and the Related Rights with respect thereto on or before the first Settlement Date following the earlier of (x) the date on which the Customer becomes aware of such breach or (y) the date on which WFBC notifies the Customer of such breach.
     (f) The appointment of any receiver or trustee of all or a substantial portion of the assets of the Customer; the Customer shall become insolvent or unable to pay debts as they mature; the Customer shall make a general assignment for the benefit of creditors or voluntarily commence any Insolvency Proceeding affecting the Customer; or any involuntary Insolvency Proceeding shall be filed against the Customer and is not dismissed within sixty (60) days.
     (g) (i) The Customer shall create, incur or suffer to exist any Lien (other than WFBC’s Lien) upon any of the Collateral or (ii) any levies, attachment, executions, or similar process shall be issued against the Collateral, in respect of an amount in excess of, with respect to clauses (i) and (ii) together, $50,000 in the aggregate at any one time which is not contested by the Customer in good faith.
     (h) Any financial statements, profit and loss statements, or material schedules, other material statements, information or documents furnished by the Customer to WFBC in writing are false or incorrect in any material respect when furnished to WFBC and such deficiency shall remain uncorrected for 5 Business Days after the earlier of (i) the date on which the Customer becomes aware of such deficiency or (ii) the date on which WFBC notifies the Customer of such deficiency.
     (i) Any document or other written information submitted by the Customer to WFBC for the purchase of an Account is fraudulent.
     (j) The Customer fails to submit any document or other written information required by WFBC under this Agreement for the purchase of an Account and such failure shall remain unremedied for 5 Business Days after the earlier of (i) the date on which the Customer becomes aware of such failure or (ii) the date on which WFBC notifies the Customer of such failure.
     (k) The Purchased Amount as measured on the last day of a Settlement Period is greater than the Facility Maximum, and the Customer fails to cure such default on or before the Settlement Date immediately following such Settlement Period.
     (l) (i) The Customer, directly or indirectly, disaffirms or contests in writing the validity or enforceability of this Agreement or any Transaction Agreement or (ii) this Agreement or any Transaction Agreement fails to be the enforceable obligation of the Customer.
     (m) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Customer or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) any of the Customer or any Subsidiary shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in any of the Customer’s or any Subsidiary’s becoming responsible for any liability in respect of a Former Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect.
     (n) One or more judgments or decrees shall be entered against the Customer involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) equal to or in excess of $50,000,000 at all times until such judgments or decrees have been vacated, discharged, stayed or bonded pending appeal; and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.
     (o) The Customer shall breach the covenant set forth in Section 7.12.
     (p) A Change of Control shall occur.
Article 11.
Remedies
11.01 Remedies. Upon the occurrence of an Event of Termination, WFBC may do any one or more of the following:
     (a) Accelerate and declare immediately due and payable, any and all amounts payable by the Customer to WFBC, whether mature, contingent or otherwise, whereupon all such amounts shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Customer hereby expressly waives.
     (b) Require the Customer to repurchase any and all Purchased Accounts, including the Related Rights, whether disputed or undisputed, and to pay on demand the Repurchase Price for those Purchased Accounts, including the Related Rights, as provided herein, and, in the event the Repurchase Price is not paid in full on demand, WFBC or its designee may collect such Purchased Accounts and charge a commercially reasonable fee in connection with such collection activities in addition to any other fees or charges provided for herein.
     (c) Cease purchasing any Account under this Agreement.
     (d) Notify, or cause the Customer to notify, any Account Debtor or other Person obligated to pay a Purchased Account that such right to payment has been sold, assigned and transferred to WFBC and instruct, or cause the Customer to instruct, any Account Debtor or other Person to (i) make and remit payments due under the Purchased Accounts and any Related Rights directly to a Lockbox or (ii) deliver payments due under the Purchased Accounts and any Related Rights to WFBC by wire transfer, ACH, or other means as WFBC may direct, in each case for deposit to the Collections Account or for direct application to the amounts due and owing to WFBC.
     (e) Take possession of any Related Rights or Collateral, with or without judicial process.
     (f) Settle any disputed Purchased Account directly with the Account Debtor for any amount without relieving the Customer of its obligations with respect to such Purchased Account under this Agreement, grant extensions and compromise claims, all without prior notice to, or consent of, Customer.
     (g) Require the Customer to assemble the Related Rights and the Collateral (other than returned inventory and goods) and make them available to WFBC at a place designated by WFBC.
     (h) Require the Customer, at WFBC’s expense, to assemble the Collateral consisting of returned inventory and goods, and make such Collateral available to WFBC at a place designated by WFBC.
     (i) Take possession of the Related Rights and Collateral, and enter and use the Customer’s premises, at no cost to WFBC, only to hold, process, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Purchased Accounts, Related Rights or Collateral (other than returned inventory and goods) and for other purposes that WFBC may in good faith deem to be related or incidental purposes.
     (j) Use, solely in connection with any disposition or collection of the Purchased Accounts, the Related Rights or the Collateral, any trademark, trade name, trade style, or copyright, used or utilized by the Customer in generating such Purchased Accounts or Related Rights or with respect to such Collateral.
     (k) Initiate electronic credit or debit entries through the ACH system to and from any Lockbox Account or any other deposit account maintained by the Customer in which proceeds of the Collateral are deposited.
     (l) Collect from the Customer all amounts due and owing to WFBC in connection with this Agreement or any Transaction Agreement.

     (m) Exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code in effect in New York, including the right to take possession of the Purchased Accounts, the Related Rights and the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Customer hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Purchased Accounts, Related Rights and Collateral (with or without giving any warranties as to the Purchased Accounts, Related Rights or Collateral, title to the Purchased Accounts, Related Rights or Collateral or similar warranties).
     (n) Require the Customer to hold all Collections separate and apart from its general funds in a segregated trust account for the benefit of WFBC, to invest all Collections so held as directed by WFBC and to remit such amounts so held together with any interest thereon as directed by WFBC.
     (o) Without regard to any waste, adequacy of the security or solvency of the Customer, apply for the appointment of a receiver of the Collateral, to which appointment the Customer hereby consents, whether or not foreclosure proceedings have been commenced and whether or not a foreclosure sale has occurred.
     (p) Take any action a replacement Servicer may take hereunder.
     (q) Exercise any other rights and remedies available to the Customer with respect to the Purchased Accounts, the Related Rights or the Collateral.
     (r) Exercise any other rights and remedies available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Termination described in Section 10.01(f), amounts payable by the Customer to WFBC shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.
11.02 Sale of Collateral. During the continuation of an Event of Termination, if WFBC sells any of the Collateral on credit, the amounts payable to WFBC hereunder will be reduced only to the extent of payments actually received. If the purchaser fails to pay for any Collateral, WFBC may resell such Collateral and shall apply any proceeds actually received to the amounts payable by the Customer to WFBC.
11.03 Certain Notices. During the continuation of an Event of Termination, if notice to the Customer of any intended disposition of Purchased Accounts, Related Rights or Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 12.18) at least ten calendar days before the date of intended disposition or other action.

Article 12.
Miscellaneous Provisions
12.01 Binding on Future Parties.
     (a) Generally. This Agreement inures to the benefit of and is binding upon the successors and permitted assigns of the parties hereto; provided, however that the Customer shall not assign its rights hereunder or any interest herein without WFBC’s prior written consent which may be withheld in its commercially reasonable sole discretion.
     (b) Assignees.
          (i) Subject to Section 12.01(b)(ii), WFBC (or any subsequent Assignee) may at any time sell to one or more Eligible Institutions (each an “Assignee”) WFBC’s (or such subsequent Assignee’s) interest, obligations and rights under this Agreement and the Transaction Agreements (each, an “Assigned Interest”). Each Assignee shall assume such Assigned Interest pursuant to an Assignment and Assumption Agreement.
          (ii) Upon the occurrence and during the continuation of an Event of Termination under subsection (a), (b), (f), (i), (k) or (l) of Section 10.01 or upon the occurrence and during the continuation of an Event of Termination resulting from the breach of Section 6.14, WFBC (or any subsequent Assignee) may sell its interest, obligations and rights under this Agreement and the Transaction Agreements pursuant to this Section 12.01(b) without the prior written consent of the Customer. As long as no Event of Termination has occurred and is continuing under subsection (a), (b), (f), (i), (k) or (l) of Section 10.01 or as a result of the breach of Section 6.14, WFBC (or any subsequent Assignee) may sell its interest, obligations and rights under this Agreement and the Transaction Agreements pursuant to this Section 12.01(b) only with the prior written consent of the Customer, which consent may be withheld in the Customer’s sole discretion; provided however, that the consent of the Customer will not be required for sales to any Affiliate of WFBC engaged in business in addition to the transactions contemplated under this Agreement.
          (iii) Upon (A) execution of an Assignment and Assumption Agreement, (B) delivery by WFBC to the Customer of an executed copy thereof, (C) payment by such Assignee to WFBC of an amount equal to the purchase price agreed between WFBC and such Assignee and (D) if such Assignee is organized under the laws of any jurisdiction other than the United States or any state thereof, evidence reasonably satisfactory to the Customer of compliance with the provisions of Section 12.01(b)(iv), such Assignee shall for all purposes be “WFBC” under this Agreement and shall have all the rights and obligations of WFBC under this Agreement to the same extent as if it were an original party hereto, and WFBC shall be released from its obligations hereunder and no further consent or action by the Customer shall be required to effectuate such transfer. Each Assignee shall be bound by any waiver, amendment or other decision that WFBC shall be required to abide by.
          (iv) If pursuant to this Section 12.01(b), WFBC’s interest in this Agreement is transferred to an Assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, WFBC shall cause such Assignee, concurrently with the effectiveness of such transfer, (A) to represent to WFBC and the Customer that under applicable law and treaties no taxes or only a reduced rate of withholding taxes will be required to be withheld by the Customer or WFBC with respect to any payments to be made to such Assignee in respect of the purchase of Accounts hereunder and (B) to furnish to WFBC and the Customer two duly completed copies of the forms required by Section 12.20(d).
          (v) Notwithstanding any provision of this Section 12.01(b) to the contrary, WFBC may assign or pledge any of its rights and interests in the Purchased Accounts to a Federal Reserve Bank without the consent of the Customer.
          (vi) WFBC, acting solely in this respect as agent for the Customer, shall maintain a register (the “Register”) for the recordation of the names and addresses of each assignment of an Assigned Interest, and the obligations to and payments owing to each Assignee from time to time. WFBC shall also keep a copy of each Assignment and Assumption Agreement effecting each such assignment. The entries in the Register shall be conclusive, in the absence of manifest error, and the parties to this Agreement shall treat each Person whose name is recorded in the Register as the owner of the Assigned Interest recorded therein for the purposes of this Agreement. The failure to make any such recordation, or any error in such recordation shall not affect the Customer’s obligations under this Agreement. The Register and WFBC’s copies of each Assignment and Assumption Agreement shall be available for inspection by the Customer at any reasonable time and from time to time upon reasonable prior notice.
12.02 Participations. WFBC may sell to one or more Persons (each a “Participant”) participating interests in the interests of WFBC hereunder. Upon each such sale, WFBC will notify the Customer of the identity of the Participant. WFBC shall remain solely responsible for performing its obligations hereunder, and the Customer shall continue to deal solely and directly with WFBC in connection with WFBC’s rights and obligations hereunder. Each Participant shall be entitled to the benefits of Section 12.07 and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were WFBC.
12.03 Cumulative Rights. No failure or delay by WFBC in exercising any right, power or remedy under this Agreement, any Related Document or any Related Right shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement, any Related Document or any Related Right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
12.04 Setoff. WFBC may, from time to time only upon the occurrence and during the continuation of an Event of Termination, in its commercially reasonable sole discretion and without demand or notice to anyone, setoff any liability owed to the Customer by WFBC hereunder against any amounts payable to WFBC by the Customer hereunder, whether or not due.
12.05 Waiver. Neither party may waive its rights and remedies unless the waiver is in writing and signed by such party. A waiver of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

12.06 Failure to Perform. If the Customer or any Servicer, as the case may be, fails to perform any of its agreements or obligations hereunder or under any Related Document or any Related Right, WFBC may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation.
12.07 Indemnity.
     (a) In addition to the payment of expenses pursuant to Section 12.19, the Customer shall indemnify, defend and hold harmless WFBC, and any of its participants, parent entities, subsidiary entities, affiliated entities, successor entities, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any and all liabilities (other than tax liabilities subject to Section 12.20), losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) arising out of or otherwise relating to this Agreement, any Transaction Agreement, the transactions contemplated hereby and thereby, any Purchased Account, any Related Rights, any Collateral, any action taken or omitted by any of the Indemnitees, any actions to be performed by the Customer hereunder or under any Transaction Agreement, or in connection with any of the foregoing, any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, the purchase of Accounts, the use or intended use of the proceeds of the payments made to the Customer, or any of the following (collectively, “Indemnified Liabilities”):
          (i) any representation or warranty made or deemed to be made by the Customer in or in connection with this Agreement or any Transaction Agreement, which was incorrect in any material respect when made or deemed made or delivered;
          (ii) the failure of the Customer to perform or observe any of its covenants, duties or obligations hereunder or under any of the Transaction Agreements;
          (iii) the failure by the Customer to comply with any applicable law, rule, regulation, order, injunction, award or decree with respect to any Purchased Account or Related Rights, including any applicable bulk sales legislation, or the nonconformity thereof with any applicable law, rule, regulation, order, injunction, award or decree;
          (iv) the return or transfer by WFBC to the Customer of any payments received by WFBC pursuant hereto to which WFBC is entitled pursuant to the terms of this Agreement or the remittance of any Collections or other amounts to the Customer under Section 12.26(b).
          (v) any loss of a perfected Lien or ownership interest (or in the priority of such Lien or ownership interest) as a result of the Customer acting as a custodian or Servicer or as a result of any commingling by the Customer of funds to which WFBC is entitled hereunder with any other funds;
          (vi) any dilution, claims, disputes, damages, offsets, penalties, losses or defenses arising from any Purchased Account or Related Rights or any claims, disputes, offsets or defenses in connection with any merchandise or services which are the subject of the Related Rights, including any product liability claim or personal injury or property damage suit

(provided, however, that nothing contained in this subsection shall limit the liability of the Customer or limit the recourse of WFBC to the Customer for any amounts otherwise specifically provided to be paid by the Customer hereunder);
          (vii) any failure of (a) any agreement with an Account Debtor to contain an enforceable right of assignment and an express right to make information of such Account Debtor available to the Customer’s assignees and their agents; and (b) the Customer to bring such rights to the attention of the related Account Debtor in compliance with applicable law; and
          (viii) any claims, demands, expenses, loss or damage resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer or person whose name and signature was certified pursuant to Section 9.08, or refusing to honor any signature or authority not so certified.
Notwithstanding the foregoing, the Customer shall not be obligated to indemnify any Indemnitee for (A) any Indemnified Liability caused directly by the gross negligence or willful misconduct of such Indemnitee or (B) any overall net income taxes imposed on such Indemnitee by the jurisdiction under the law of which such Indemnitee is organized or otherwise considered doing business or any political subdivision thereof.
     (b) If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Customer and counsel, designated by the Customer and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Customer’s cost and expense. Each Indemnitee will use commercially reasonable efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Customer shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     (c) The obligations of the Customer under this Section 12.07 shall survive the termination of this Agreement and the discharge of the other obligations of the Customer hereunder.
12.08 Increased Cost and Reduced Return. After the date of this Agreement, if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by WFBC with any request or directive (whether or not having the force of law) of any such governmental authority (a) subjects WFBC to any charge or withholding on or in connection with this Agreement or any Related Document or any Purchased Account, (b) changes the basis of taxation of payments to WFBC in respect of any amounts payable under this Agreement or any Related Document (except for changes in the rate of tax on the overall net income before tax of WFBC), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by WFBC, (d) has the effect of reducing the rate of return on WFBC’s capital to a level below that which WFBC could have achieved but for such adoption, change or compliance (taking into consideration

WFBC’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to WFBC of its purchasing, maintaining or funding any interest acquired under this Agreement or any Related Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of WFBC under this Agreement or any related transaction document or (z) to require any payment calculated by reference to the amounts received by it hereunder, then, upon demand by WFBC, the Customer shall pay to WFBC (with respect to amounts owed to it) such additional amounts as will compensate WFBC for such increased cost or reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 12.08.
12.09 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of laws provisions, except with respect to (a) Section 5-1401 of the New York General Obligations Law; and (b) the choice of laws provisions of the Uniform Commercial Code as adopted in New York.
12.10 Invalid Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
12.11 Entire Agreement. This Agreement, including all Exhibits hereto, together with the Transaction Agreements, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or in writing. All Exhibits hereto are incorporated into this Agreement and made a part hereof.
12.12 Amendment. Except as otherwise provided herein, any addendum, amendment or modification hereto must be signed by both parties.
12.13 Further Documents. The Customer, at its expense, will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that WFBC may reasonably request in order to secure, protect, perfect or enforce WFBC’s rights under this Agreement, the Related Documents, the Related Rights or any other document or agreement described in or related to this Agreement or its Lien in the Purchased Accounts, Related Rights and Collateral (but any failure to request or assure that the Customer executes, delivers, endorses or authorizes the filing of any such item shall not, in and of itself, affect or impair the validity, sufficiency or enforceability of this Agreement, the Related Documents, the Related Rights or any other document or agreement described in or related to this Agreement or WFBC’s Lien in the Purchased Accounts, Related Rights and Collateral, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
12.14 Retention of Records. WFBC shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings, or other Records delivered to WFBC by the Customer in connection with this Agreement or the Related Documents or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by WFBC.
12.15 Effective. This Agreement shall become effective when it is executed and delivered by an authorized officer of each party. This Agreement may be executed in counterparts and each counterpart shall constitute one and the same original. Manually executed counterparts of the signature pages of this Agreement and any of its Exhibits may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt. Each party is duly authorized to print any executed signature page so received and attach it to this Agreement or a relevant Exhibit, as applicable, whereupon this Agreement or such Exhibit shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Agreement or such Exhibit assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith.
12.16 Data Transmission. WFBC assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by the Customer. WFBC only assumes responsibility for data transmitted from the Customer once the data is received within WFBC’s internal network. WFBC assumes no responsibility for privacy or security data transmitted from WFBC to the Customer once the data is dispensed from WFBC’s internal network.
12.17 Confidential Information. The Customer agrees that Wells Fargo & Co. and any direct and indirect Subsidiaries of Wells Fargo & Co., may, among themselves, discuss or otherwise utilize any and all information (including Confidential Information) they may have in their possession regarding the Customer and its Affiliates, and the Customer waives any right of confidentiality it may have with respect to such exchange of such information. Except as provided in the preceding sentence, WFBC covenants and agrees to hold this Agreement, the Transaction Agreements and other nonpublic information regarding the Customer, its Affiliates, and their respective businesses (collectively, “Confidential Information”) in confidence, and agrees not to use and not to disclose any of the contents of, provide any Person with copies of, or use for any purpose not related to the purchases made hereunder, any Confidential Information other than disclosure to (a) Wells Fargo & Co., any direct or indirect Subsidiaries of Wells Fargo & Co. (including WFBC) or any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of Wells Fargo & Co. or such Subsidiaries (the “Wells Receivers”), (b) any prospective or actual Assignee, syndication parties or participants, (c) any rating agency of WFBC and (d) governmental authorities with appropriate jurisdiction over WFBC; provided that each such Person is informed of the confidential nature of the Confidential Information, and has agreed to treat the Confidential Information as confidential in accordance with terms and conditions no less protective than as set forth in this Section 12.17. Notwithstanding the above stated obligations, no Person will be liable for disclosure or use of Confidential Information which (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt in connection with purchases made hereunder, (iii) is or becomes known to the public (without breach of any obligations hereunder), (iv) is or becomes available to such Person from a source, other than a Wells Receiver, which is not known to such Person to be under an obligation of confidentiality to the Customer; or (v) is independently developed by such Person without the use of the Confidential Information. Notwithstanding any provision hereof to the contrary, WFBC covenants and agrees that it shall not use the name of the Customer or any Affiliate of the

Customer, or any trademarks, trade names or service marks of the Customer or any Affiliate of the Customer, or quote the opinion of any employee of the Customer or any Affiliate of the Customer, in any advertising or marketing material (including press releases) without first obtaining the prior written consent of an officer of the Company or such Affiliate, as applicable.
12.18 Notices Hereunder. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under this Agreement shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation for which a receipt is available, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section 12.18. If a notice of an Event of Termination is sent by first class United States mail, it shall also be (a) personally delivered, (b) sent by overnight courier of national reputation for which a receipt is available, (c) transmitted by telecopy, or (d) sent as electronic mail, in each case pursuant to the terms of this Section 12.18. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (w) the date received if personally delivered, (x) five days after the date deposited in the mail if delivered by mail, (y) the date delivered to the courier if delivered by overnight courier, or (z) the date of transmission if sent by confirmed telecopy or e-mail. All notices, financial information, or other business records sent by any party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by any party may be compromised shall be borne exclusively by the Customer.
12.19 Costs and Expenses. Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees (including in-house counsel), incurred by WFBC in connection with this Agreement, any other Related Document, the Related Rights and the transactions contemplated hereby and thereby, including all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, modification, administration, performance, collection and enforcement of this Agreement, the Related Documents, the Related Rights, all obligations of the Customer hereunder and thereunder and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder and the collection of any Purchased Account, any Related Right or any obligation owed by the Customer to WFBC. If the Customer fails to pay such costs and expenses upon demand, the Customer agrees to pay interest on such amounts at a rate equal to the LIBOR plus five and three quarters of one percent (5.75%) per annum calculated daily.
12.20 Taxes.
     (a) Except as otherwise provided in this Section 12.20, any and all payments made by the Customer hereunder shall be made free and clear and without deductions for or on account of any present or future U.S., foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including, without limitation, any capital, income, sales, excise, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes that are imposed on WFBC’s overall net income or gross receipts by any taxing authority) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities of any kind or nature whatsoever and interest, penalties and additions to tax in respect thereof (excluding than those resulting from WFBC’s gross negligence or willful misconduct) being hereinafter referred to as “Taxes”). If any such withholdings or deductions are so required, (i) the sum payable hereunder shall be increased as may be necessary so that after all required deductions are taken into account (including any required with respect to payments made pursuant to this Section 12.20(a)), WFBC shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Customer shall make such deductions and (iii) the Customer shall pay the full amount deducted to the appropriate authority before penalties attach thereto or interest accrues thereon. If the Customer pays any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to WFBC on or before the thirtieth day after payment.
     (b) In addition, the Customer shall pay any present or future U.S., foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including, without limitation, any capital, income, sales, excise, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities and interest, penalties and additions to tax in respect thereof imposed by any taxing authority (other than taxes that are imposed on WFBC’s overall net income or gross receipts by any taxing authority) that arises from any payment made hereunder, under any Transaction Agreement or from any payments from Collections hereunder, or from the proceeds of the sale of any Purchased Account or Related Right or any withholding or deduction by an Account Debtor (hereinafter referred to as “Other Taxes”).
     (c) Except as otherwise provided in this Section 12.20, the Customer shall indemnify WFBC for and hold it harmless against the full amount of the Taxes and Other Taxes paid by WFBC on account of any transaction contemplated by this Agreement or any Transaction Agreement or the purchase of the Purchased Accounts and the Related Rights, provided WFBC shall first provide the Customer with reasonable documentary evidence that such taxes or payments are due and owing or have been paid by WFBC.
     (d) WFBC shall, on or prior to the date of its execution and delivery of this Agreement, provide the Customer with two original Internal Revenue Service forms W-9 (or substitute or successor forms). Any Assignee shall provide Customer with two original Internal Revenue Service forms W-8 or W-9 (or substitute or successor forms), as applicable.
     (e) If the form, certificates or documents provided by an Assignee at the time such Assignee first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Assignee provides the appropriate forms, certificates or documents certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms, certificates or documents; provided, however, that if, at the effective date of the assignment, WFBC was entitled to payments under Section 12.20(a) in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Assignee on such date.
12.21 Income Tax Treatment. WFBC and the Customer agree, and any Assignees are deemed to agree, to treat the beneficial interests of WFBC hereunder as debt instruments for United States federal income tax purposes.
12.22 Prohibited Rate. In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable law. It is further agreed that any excess actually received by WFBC shall be credited against any amount owing hereunder.
12.23 Jurisdiction. The parties hereby (a) consent to the personal jurisdiction of (i) the United States District Court, Southern District of New York, and any appellate court from which any appeals therefrom are available and (ii) the courts of the State of New York sitting in the City of New York, County of New York and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Agreement or any Related Document; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by WFBC or the Customer in connection with this Agreement or any Related Document may be venued in either the United States District Court, Southern District of New York or the courts of the State of New York sitting in the City of New York, County of New York; and (d) agree that a non-appealable final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
12.24 Negotiations. The parties agree that this Agreement has been mutually negotiated at arm’s length by both of them with benefit of legal counsel and such other advice as they deemed appropriate and no provision hereof is to be construed more severely against one of the parties than it is to be construed against the other based on the party responsible for the drafting thereof.
12.25 USA PATRIOT Act Notice. WFBC hereby notifies the Customer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Customer, which information includes the name and address of the Customer and other information that will allow WFBC to identify the Customer in accordance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
12.26 Termination.
     (a) This Agreement shall terminate on the first date following the Termination Date when the Purchased Amount has reduced to zero, all other amounts due to WFBC under this Agreement and under each Transaction Agreement have been indefeasibly paid in full, WFBC has no further obligations hereunder or under any Transaction Agreement and all obligations of the Customer to WFBC hereunder and under each Transaction Agreement have been satisfied, in each case as determined by WFBC in its commercially reasonable sole discretion (the “Final Termination Date”).
     (b) Any further or additional Collections and other amounts received in respect of the Collateral after the Final Termination Date shall be remitted to the Customer unless otherwise required by applicable law.
12.27 Terms Generally. Defined terms include in the singular number the plural and in the plural number the singular. The use of the singular or the plural number shall be deemed to include the use of the other when the context so requires. Whenever the context require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, subsections, Exhibits, Schedules and the like shall be construed to refer to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided and (e) all references herein to Articles, Sections, subsections and the like shall be construed to include therein references to all Sections and subsections thereof unless otherwise expressly provided. Article and Section headings in this Agreement are for reference only and shall not affect the construction of this Agreement. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles. As used herein, a determination made in WFBC’s “commercially reasonable sole discretion” shall mean a determination made in WFBC’s sole discretion exercised in good faith using reasonable (from the point of view of a secured factor) business judgment.
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12.28 WAIVER OF JURY TRIAL. EACH OF THE CUSTOMER AND WFBC HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT.

MARTIN MARIETTA MATERIALS, INC.		WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Anne H. Lloyd	By:	/s/ Jason F. Bush
	Name: Anne H. Lloyd		Name: Jason F. Bush
	Its: Chief Financial Officer		Its: Vice President
The Customer and WFBC have executed this Agreement through their authorized officers as of the date set forth above.

Wells Fargo Bank, National Association	WELLS FARGO BANK, NATIONAL
MAC C7300-060	ASSOCIATION
1740 Broadway, 6th Floor
Denver, CO 80274
Telecopier: (303) 433-2540	By:	/s/ Jason F. Bush
Attention: Jennifer L. Daily		Name: Jason F. Bush
Email: Jennifer.l.daily@wellsfargo.com		Its: Vice President

Martin Marietta Materials, Inc.	MARTIN MARIETTA MATERIALS, INC.
2710 Wycliff Road
Raleigh, NC 27607
Telecopier: 919-788-4372	By:	/s/ Anne H. Lloyd
Attention: Byron Creech, Assistant Treasurer		Name: Anne H. Lloyd
Email: byron.creech@martinmarietta.com		Its: Chief Financial Officer
Signature Page to Account Purchase Agreement